     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1998


                                                      REGISTRATION NO. 333-51883
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 3 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                   CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                         ------------------------------

                MARYLAND                                    6282                                   52-2097010
    (State or Other Jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                           --------------------------

                             401 EAST PRATT STREET
                                   SUITE 2800
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
          (Address and Telephone Number of Principal Executive Office)

                         ------------------------------

                       NATHAN A. CHAPMAN, JR., PRESIDENT
                   CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.
                             401 EAST PRATT STREET
                                   28TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
           (Name, Address and Telephone Number of Agent for Service)

                         ------------------------------

                                   COPIES TO:

           ELIZABETH R. HUGHES, ESQ.                        FRANK S. JONES, JR., ESQ.
       Venable, Baetjer and Howard, LLP                Whiteford, Taylor & Preston L.L.P.
     1800 Mercantile Bank & Trust Building                   Seven Saint Paul Street
               Two Hopkins Plaza                         Baltimore, Maryland 21202-1626
        Baltimore, Maryland 21201-2978                           (410) 347-8707
                (410) 244-7400

                           --------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is effective.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM IS TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of Prospectus: one for use in connection with the offering by the Company of Common Stock (the "Prospectus") and one for use in connection with sales by The Chapman Co. of the Company's Common Stock in market-making transactions (the "Market-Making Prospectus"). The Prospectus and the Market-Making Prospectus are identical except for the following: (i) the outside front cover page; (ii) page 31, which contains alternate language for the "Plan of Distribution" section; and (iii) the outside back cover page. Alternate language for the Market-Making Prospectus is labeled "Alternate Language for Market-Making Prospectus" and follows the outside back cover page of the Prospectus.

                  SUBJECT TO COMPLETION: DATED: JUNE 29, 1998

THIS REGISTRATION STATEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. UNDER NO CIRCUMSTANCES SHALL THIS REGISTRATION STATEMENT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS

                         MINIMUM OFFERING: 850,000 SHARES
                        MAXIMUM OFFERING: 1,250,000 SHARES
                                  CHAPMAN CAPITAL

      [LOGO]
                             MANAGEMENT HOLDINGS, INC.
                                   COMMON STOCK
                               ------------------


    Chapman Capital Management Holdings, Inc., a Maryland corporation (the "Company"), is offering for sale up to 1,250,000 shares (the "Maximum") of its common stock, $0.001 par value per share (the "Common Stock") (the offering made is referred to herein as the "Offering"). A minimum of 850,000 shares of Common Stock must be sold in order for the Offering to close (the "Minimum"). Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop in the future. The Company has applied for quotation on the Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "CMGT". However, there can be no assurance that the Common Stock will be accepted for quotation on the SmallCap Market and the Offering is not conditioned upon such listing. See "Risk Factors-- Risks of Low Priced Stocks." It is currently anticipated that the initial public offering price of the shares of Common Stock offered by this Prospectus (the "Shares") will be between $7.00 and $9.00 per share. The initial public offering price will be determined by negotiation between the Company and a qualified independent underwriter as required by the Rules of the National Association of Securities Dealers, Inc. (the "NASD"). See "Plan of Distribution." Upon sale of the Minimum, the current President of the Company will exercise voting control over approximately 68% of the Company's outstanding Common Stock. See "Principal Stockholders." The minimum investment requirement is 100 shares.


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 6 AND "DILUTION" ON PAGE 13.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                                 PUBLIC        COMMISSIONS(1)(2)       COMPANY(3)
Per Share................................................          $                   $                   $
Total Minimum............................................          $                   $                   $
Total Maximum............................................          $                   $                   $

(1) The Company has agreed to indemnify The Chapman Co. (the "Underwriter") and the qualified independent underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) Includes fees payable to the qualified independent underwriter. See "Plan of Distribution."

(3) Before deducting expenses payable by the Company that are estimated at $300,000.
                            ------------------------

    The Shares are offered on a best efforts basis by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering without notice and to reject any order in whole or in part.

    The Offering is conditioned upon the sale of the Minimum. Until the Minimum is sold, all funds received from purchasers will be held by UMB Bank, N.A. as escrow agent and returned promptly if the Minimum is not sold by the termination date, without interest or deduction. The termination date of the Offering is on the earlier to occur of: the date selected by the Company; the date of the sale of the Maximum; or, if the Minimum is not sold, 180 days after the date of this Prospectus, unless extended by the Company for one or more additional periods not to exceed an additional 30 days in the aggregate (the "Termination Date").

                                THE CHAPMAN CO.
                                          , 1998

                            ------------------------

                              FURTHER INFORMATION

    The Company will furnish to its stockholders annual reports containing financial statements for each fiscal year audited by an independent accounting firm.

    DOMESTIC EMERGING MARKETS-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK AND THE C-EAGLE LOGO-TM- (THE LOGO APPEARING ON THE FRONT AND BACK COVERS OF THIS PROSPECTUS), DEM-TM-, DEM INDEX-TM-, DEM PROFILE-TM-, DEM UNIVERSE-TM-, DEM COMPANY-TM-, CHAPMAN-TM- AND DEM MULTI-MANAGER-TM- ARE TRADEMARKS OF NATHAN A. CHAPMAN, JR.

                               PROSPECTUS SUMMARY


    EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE DISCUSSION APPEARING UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." ON JANUARY 8, 1998, CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC., A NEWLY-FORMED CORPORATION("CCMHI"), ISSUED SHARES OF COMMON STOCK TO THE CHAPMAN CO., A MARYLAND CORPORATION, IN EXCHANGE FOR ALL OF THE OUTSTANDING EQUITY SECURITIES OF CHAPMAN CAPITAL MANAGEMENT, INC., A WASHINGTON, D.C. CORPORATION ("CCM"). ACCORDINGLY, CCM IS CURRENTLY A WHOLLY-OWNED DIRECT SUBSIDIARY OF CCMHI. ON FEBRUARY 26, 1998, THE CHAPMAN CO. AND ITS SOLE STOCKHOLDER, CHAPMAN HOLDINGS, INC., A MARYLAND CORPORATION ("CHI"), EFFECTED A TAX-FREE SPIN-OFF TRANSACTION (THE "SPIN-OFF") PURSUANT TO WHICH THE OUTSTANDING COMMON STOCK OF THE CCMHI WAS DISTRIBUTED TO CHI AND, IMMEDIATELY FOLLOWING SUCH DISTRIBUTION, SUCH COMMON STOCK WAS DISTRIBUTED TO THE THEN-EXISTING STOCKHOLDERS OF CHI. CCMHI IS A HOLDING COMPANY AND HAS NO EMPLOYEES. CCMHI HAS NO OPERATIONS EXCEPT THOSE OF ITS WHOLLY-OWNED SUBSIDIARY, CCM, A REGISTERED INVESTMENT ADVISOR. CCMHI IS NOT A REGISTERED INVESTMENT ADVISOR. UNLESS OTHERWISE INDICATED, HEREINAFTER ALL REFERENCES TO THE COMPANY HEREIN REFER TO CCMHI AND ITS WHOLLY-OWNED, DIRECT SUBSIDIARY, CCM. ALL REFERENCES HEREIN TO THE OPERATIONS OR INVESTMENT ADVISORY ACTIVITIES OF THE COMPANY REFER TO THE OPERATIONS AND INVESTMENT ADVISORY ACTIVITIES OF CCM.


                                  THE COMPANY


    The Company is an African-American owned and controlled investment advisory and investment management company. The Company's wholly-owned subsidiary, CCM, is registered with the Securities and Exchange Commission (the "Commission") as an investment advisor. The Company manages funds for two mutual funds, the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., a registered open-end investment company, and for DEM, Inc., a registered closed-end investment company. In December 1996, the Company established a private group trust, the DEM-MET Fund for Qualified Employee Benefit Plans (the "DEM-MET Trust") for which it provides investment management services. As of March 31, 1998, the Company had approximately $511.8 million in total assets under management. The DEM Equity Fund, The Chapman U.S. Treasury Money Fund and DEM, Inc. are sometimes referred to herein as the "Funds."


    The Company has implemented a strategic initiative called the Domestic Emerging Markets ("DEM") strategy which seeks investment in domestic companies controlled by African-Americans, Asian-Americans, Hispanic/Latino-Americans and women (the "DEM Profile"). Based on its implementation of the DEM strategy to date, the Company believes that there exists a demand, particularly from government entities and large institutions, to invest in companies that meet the DEM Profile ("DEM Companies") and has designed its investment products to provide a single source for meeting this objective while achieving a competitive rate of return. As of March 31, 1998, the Company has identified 159 public companies that meet the DEM Profile.

    To implement the DEM strategy, the Company has established and acts as advisor to the DEM Equity Fund and DEM, Inc. through which investors can invest in DEM Companies. DEM, Inc., established in November 1995, was the first proprietary investment product established by the Company to implement the DEM strategy and as of March 31, 1998, it had approximately $21.5 million in assets under management. In April 1998, the Company commenced operations of the DEM Equity Fund and as of April 9, 1998, the fund had approximately $10 million in assets under management.

    In addition, in December 1996, the Company established and currently acts as advisor to the DEM-MET Trust. As advisor, the Company allocates investment responsibility for the trust's assets among investment managers that meet the DEM Profile ("DEM Investment Managers"). The Company introduced this strategy, known as the DEM Multi-Manager strategy, through its introduction of the DEM-MET Trust and will seek to increase its assets under management through the development of additional products using this strategy. As of March 31, 1998, assets were allocated among fourteen DEM Investment Managers. The Company evaluates such sub-advisors monthly and reallocates assets among existing and new sub-advisors as necessary on a discretionary basis. As of March 31, 1998, the DEM-MET Trust had assets of approximately $230.9 million.

    The Company intends to establish and act as advisor and sub-advisor for additional DEM investment vehicles and to seek additional opportunities to manage individual and institutional separate accounts using the DEM and DEM Multi-Manager strategies. As of March 31, 1998, the Company had $87.4 million and $230.9 million in assets under management invested pursuant to the DEM and DEM Multi-Manager strategies, respectively.

    The Company is headquartered at the World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 and its telephone number is
(410) 625-9656.

                                  THE OFFERING

Common Stock offered
  Minimum:...................  850,000 Shares
  Maximum:...................  1,250,000 Shares
Common Stock outstanding
  Prior to the Offering:.....  2,486,543 Shares
  After the Offering
    Minimum:.................  3,336,543 Shares
    Maximum:.................  3,736,543 Shares
Use of Proceeds:.............  The Company proposes to use the net proceeds from this
                               Offering to create new investment products, expand sales and marketing efforts (primarily for such new products), further promote the DEM and DEM Multi-Manager strategies, including expanding the Company's research capabilities, repay
                               indebtedness to affiliates of the Company (See "Certain
                               Transactions") and for working capital and general corporate purposes. Although the Company does not have any current
                               plans regarding mergers or acquisitions, the Company may use a portion of the net proceeds of the Offering for such
                               purposes, although greater emphasis on such application will be given, if at all, to the extent that net proceeds of the
                               Offering approaching the Maximum are received. The extent to which the Company will implement the above objectives will be determined by the total amount of proceeds raised in the
                               Offering. If only the Minimum is sold, the Company intends to devote a substantial amount of the net proceeds to the
                               creation of new proprietary investment products, the sales and marketing thereof and the repayment of indebtedness to affiliates. To the extent net proceeds in excess of the
                               Minimum are received, the Company expects to devote such
                               amounts to the creation of new investment products,
                               marketing activities and the other listed uses of proceeds.
                               See "Use of Proceeds."
Risk Factors:................  Prospective investors should carefully consider the information discussed under the heading "Risk Factors."

                             SUMMARY FINANCIAL DATA

    The summary of financial information set forth below is derived from the Company's audited financial statements for the years ended December 31, 1996 and 1997, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the three months ended March 31, 1997 and 1998, have been derived from unaudited financial statements of the Company. The unaudited financial data, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial condition and results of operations of the Company. This information should be read in conjunction with such financial statements, including the notes thereto included elsewhere in this Prospectus.

                                                                                THREE MONTHS ENDED MARCH
                                                    YEARS ENDED DECEMBER 31,               31,
                                                   --------------------------  ---------------------------
                                                       1996          1997          1997           1998
                                                   ------------  ------------  -------------  ------------
                                                                                (UNAUDITED)   (UNAUDITED)

STATEMENT OF OPERATIONS DATA

  Total revenue..................................  $    849,872   $2,286,615    $   509,516   $    771,841

  Income (loss) before income taxes..............        92,157       88,101         (4,642)        40,565

  Net income (loss)..............................  $     51,157   $   48,101    $    (2,542)  $     26,365
                                                   ------------  ------------  -------------  ------------
                                                   ------------  ------------  -------------  ------------

  Basic and diluted earnings per share...........  $       0.02   $     0.02    $        --   $       0.01
                                                   ------------  ------------  -------------  ------------
                                                   ------------  ------------  -------------  ------------

  Weighted average shares outstanding............     2,486,543    2,486,543      2,486,543      2,486,543
                                                   ------------  ------------  -------------  ------------
                                                   ------------  ------------  -------------  ------------

                                                                                            MARCH 31, 1998
                                                                                      --------------------------
                                                                                                    AS ADJUSTED
                                                                                                    MINIMUM (1)
                                                                                                    ------------
                                                                                         ACTUAL     (UNAUDITED)
                                                                                      ------------
                                                                                      (UNAUDITED)

BALANCE SHEET DATA

  Cash..............................................................................  $      8,405   $6,032,405

  Total assets......................................................................     1,076,662    7,100,662

  Total long-term debt..............................................................       --            --

  Total stockholders' (deficit) equity..............................................       (66,469)   5,957,531

  Total tangible stockholders' (deficit) equity.....................................      (702,469)   5,321,531

(1) As adjusted gives effect to the sale of the Minimum at an assumed public offering price of $8.00 per share (the mid-point of the range) less underwriting discounts, commissions and estimated offering expenses.

                                  RISK FACTORS

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS INCLUDING: (I) THE COMPANY'S BUSINESS STRATEGY FOR FUTURE GROWTH, INCLUDING PLANS REGARDING INCREASES IN PERSONNEL, EXPANSION OF SALES AND MARKETING EFFORTS, AND THE CREATION OF NEW INVESTMENT PRODUCTS; AND (II) THE COMPANY'S ABILITY TO DISTINGUISH ITSELF AND ITS STRATEGY FROM CURRENT AND FUTURE COMPETITORS. WHEN USED IN THE PROSPECTUS, THE WORDS "BELIEVES," "INTENDS," "ANTICIPATES," AND "EXPECTS," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED LARGELY ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES.

    IN ADDITION TO THE OTHER RISKS DESCRIBED ELSEWHERE IN THIS "RISK FACTORS" SECTION, IMPORTANT FACTORS TO CONSIDER IN EVALUATING SUCH FORWARD-LOOKING STATEMENTS INCLUDE: (I) CHANGES IN EXTERNAL COMPETITIVE MARKET FACTORS WHICH MIGHT IMPACT TRENDS IN THE COMPANY'S RESULTS OF OPERATIONS; (II) UNANTICIPATED WORKING CAPITAL AND OTHER CASH REQUIREMENTS; (III) GENERAL CHANGES IN THE INDUSTRY IN WHICH THE COMPANY COMPETES; AND (IV) VARIOUS OTHER COMPETITIVE OR REGULATORY FACTORS THAT MAY PREVENT THE COMPANY FROM COMPETING SUCCESSFULLY IN THE MARKETPLACE. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE DESCRIBED IN GREATER DETAIL IN THE RISK FACTORS SET FORTH BELOW, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS.

DIFFICULTY IN MANAGING GROWTH

    The Company has experienced and expects to continue to experience significant growth in its business activities. This growth has required and will continue to require increased investment in personnel, financial and management systems and controls and facilities. The Company intends to apply a portion of the net proceeds of the Offering to create new proprietary investment products and to expand its selling, research and marketing efforts. In addition, the Company intends to add personnel to support the increase in assets under management that the Company will seek in executing its DEM and DEM Multi-Manager strategies. The absence of continued revenue growth, or the Company's inability to manage such growth, could have a material adverse effect on the Company's operations. Further, as is common in the investment advisory business, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. Any difficulty in the operation of existing systems, the implementation of new systems or the training of personnel could adversely affect the Company's ability to manage growth. See "Business--Year 2000 Software Issue;" "--Strategy" and "Use of Proceeds."

DEPENDENCE ON KEY INVESTMENT MANAGEMENT CLIENTS

    All of the Company's agreements with its advisory clients are terminable by the client upon short notice (typically 30-60 days prior written notice). As of March 31, 1998, three clients represented approximately 70% of the Company's total assets under management and three clients represented approximately 78% of the Company's revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." As of March 31, 1998, DEM-MET Trust, with $230.9 million in assets under management, represented approximately 45.1% of the Company's total assets under management. Approximately 59.2% and 73.9% of the Company's total assets under management and revenues, respectively, were atributable to clients that are affiliates of the Company as of March 31, 1998. See "Certain Transactions." If the DEM-MET Trust or any of the Company's key investment management clients were to terminate their advisory arrangements with the Company, the Company's advisory fee revenue would be materially and adversely affected. See "Business."

HIGHLY COMPETITIVE INDUSTRY

    The investment advisory business is extremely competitive. The Company encounters intense competition in all aspects of the investment advisory business and competes directly with other firms, a significant number of which have greater capital, experience and other resources than the Company. Competition also exists for experienced personnel including technical personnel and account executives. In addition to competition from firms currently in the investment advisory business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services. See "Business--Competition."

UNPROVEN NATURE OF DOMESTIC EMERGING MARKETS STRATEGY

    The Company has implemented and seeks to promote its DEM and DEM Multi-Manager strategies which target those companies, individuals and institutional investors seeking either to invest in DEM Companies or to have their assets managed by DEM Investment Managers, respectively. As of March 31, 1998, the Company had approximately $87.4 million and $230.9 million in assets under management using the DEM and DEM Multi-Manager strategies, respectively.

    The success of the DEM and the DEM Multi-Manager strategies will be dependent upon the Company's ability to attract funds for investment in DEM Companies and for management by DEM Investment Managers, respectively. The success of these strategies will also be dependent on the Company's ability to identify appropriate investments from the universe of DEM Companies and to identify successful DEM Investment Managers. Because each of these strategies is in the initial stages of implementation, its market acceptance is unknown and there can be no assurance that the Company will be able to attract significant amounts of investment capital for management under such strategies. Moreover, the Company's belief that the DEM and DEM Multi-Manager strategies offer a significant opportunity for growth is not based upon marketing studies, demographic, or feasibility reports, but is based solely upon the judgment of the Company's management and the Company's experience to date from its limited marketing of DEM and DEM Multi-Manager products. Further, the Company will incur significant marketing, legal and accounting expenses in the creation of new investment products. Such expenses are ordinarily incurred significantly in advance of the introduction of such products. If such products do not gain broad market acceptance, the Company would likely lose such initial investment. Although, as of March 31, 1998, the Company has identified 159 publicly-traded DEM Companies, there can be no assurance that the Company will be able to identify additional DEM Companies or that such companies will provide successful investment opportunities. The ability of the Company to successfully promote its DEM and DEM Multi-Manager strategies is key to the Company's goal of diversifying and growing its base of investment management clients. See "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL; DUTIES TO OTHER COMPANIES

    For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of Nathan A. Chapman, Jr., President of the Company. The loss of the services of Mr. Chapman would have a material adverse effect on the business, operations, revenue and/or prospects of the Company. The Company does not maintain key executive insurance for Mr. Chapman. Mr. Chapman also serves as President and Chairman of the Board of Directors of (i) CHI, a publicly-traded holding company, and its wholly-owned subsidiary, The Chapman Co., a full-service securities brokerage and investment banking firm that is a member firm of the NASD and is registered as a broker-dealer with the Commission and in approximately one-half of the states, and (ii) Chapman Insurance Holdings, Inc., and its wholly-owned subsidiary, The Chapman Insurance Agency Incorporated, a licensed insurance agency, which has had limited operations to date. Further, at the Company's request, Mr. Chapman serves as President and Chairman of the Board of DEM, Inc. and The Chapman Funds, Inc., investment companies advised by the Company. Accordingly, Mr. Chapman will not devote all of his time to the operation of the Company and will devote significant time to duties owed to these other entities. Although there is no written agreement, the Company expects that Mr. Chapman will devote approximately 50% of his time to the operation of the Company and entities that he serves at the request of the Company. See "Certain Transactions."

POTENTIAL ADVERSE EFFECTS OF CHANGES IN ECONOMY AND MARKET CONDITIONS


    The financial markets and businesses operating in the securities industry are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broad market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Company's investment products and separate accounts, which may adversely affect assets under management and/or fees. The Company's revenues from investment management are directly related to fluctuations in the dollar amount of assets under management. Although as of March 31, 1998, the Company's assets under management attributable to mutual funds are approximately 9.8% of the Company's total assets under management, the Company intends to emphasize the creation of new mutual fund investment products as part of its ongoing strategy.


CONTROL BY PRINCIPAL STOCKHOLDER

    Nathan A. Chapman, Jr. will beneficially own approximately 68% and 61% of the outstanding shares of Common Stock assuming the Minimum and Maximum, respectively, are sold in the Offering. Accordingly, Mr. Chapman will control the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. See "Management" and "Principal Stockholders."

RELATIONSHIPS WITH OTHER CHAPMAN ENTITIES AND POTENTIAL CONFLICTS OF INTEREST


    The Company acts as investment advisor, pursuant to investment advisory agreements, for three active investment portfolios: DEM, Inc., a registered closed-end investment company and the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., a registered open-end investment company. The Company's revenues in connection with these related-party agreements (excluding the DEM Equity Fund which became active on April 9, 1998) accounted for 30.2%, 12.4% and 11.3% of the Company's revenues in the years ended December 31, 1996, 1997 and for the three months ended March 31, 1998, respectively. At the request of the Company, Nathan A. Chapman, Jr., the Company's President and Chairman of the Board; Earl U. Bravo, Sr., the Company's Vice President, Secretary and Assistant Treasurer; and M. Lynn Ballard, the Company's Treasurer, Assistant Secretary and Controller; serve as President and Chairman of the Board; Secretary and Assistant Treasurer; and Treasurer, Assistant Secretary and Controller, respectively, of each of these investment companies. In addition, several of the Company's key executives, including Mr. Chapman, are also officers and/or directors of holding companies owning all of the outstanding equity securities of The Chapman Co. and The Chapman Insurance Agency Incorporated. The common management and/or ownership among the Company and these other companies may involve potential conflicts of interest with respect to the terms of business transactions, allocations of shared expenses for overhead (including compensation of shared employees, lease payments and other expenses) and the allocation of business opportunities between the Company and such other companies. For example, the Company has engaged and expects to continue to engage The Chapman Co. as the principal distributor of the Company's investment products. See "Certain Transactions." Further, because the key executives of the Company are also senior executives of other companies, the Company's management will not be able to devote all of its time to the business affairs of the Company. Management intends to have all business transactions and allocations of overhead between the Company and such other companies approved by a committee of the Board of Directors composed of independent, outside directors. Furthermore, the compensation of the Company's President will be approved by the Compensation Committee of the Board of Directors, all of the members of which are independent, outside directors.

REPAYMENT OF INDEBTEDNESS TO AFFILIATED ENTITIES AND INDIVIDUALS

    As of May 31, 1998, the Company owed CHI $793,135, as evidenced by a 10-year note executed as of October 31, 1997 in the amount of $763,367, which accrues interest at 6.68% per annum. The advances by CHI to the Company were used by the Company for expenses incurred in the introduction of the DEM-MET Trust and for a related non-competition agreement. As of May 31, 1998, the Company has not made any payments on this note. In December 1995, Mr. Chapman loaned CCM $100,000, payable on demand. In March 1996, Mr. Chapman loaned CCM an additional $45,000, payable on demand. These loans provided for a fixed interest payment of $14,500, or an effective flat rate of 10% of the principal. As of May 31, 1998, the Company had made payments in the amount of $145,627 on these loans from Mr. Chapman and owed Mr. Chapman $13,873. The advances by Mr. Chapman were used by the Company for the purchase of common stock of an affiliate. As of December 31, 1997 and March 31, 1998, the Company also owed CHI $28,782 and $106,267 pursuant to certain allocation arrangements pertaining to shared overhead and other expenses of the Company and CHI. The Company expects to use part of the net proceeds of the Offering to repay all of its indebtedness to CHI and Mr. Chapman. See "Use of Proceeds" and "Certain Transactions."

DISCRETIONARY USE OF PROCEEDS

    The management of the Company will have broad discretion as to the initial application of the offering proceeds and the re-allocation thereafter from the uses as stated in the "Use of Proceeds" section. At an assumed public offering price of $8.00 per share (the mid-point of the range), if the Minimum is sold, 14.3% and 15.1% of the net proceeds to the Company from the sale of the Shares will be applied to general corporate purposes, such as working capital and repayment of indebtedness to affiliates, respectively. In the event the Maximum is sold, 14.4% and 10.1% of the net proceeds will be used in connection with such general corporate purposes and repayment of indebtedness to affiliates, respectively. The Company may also use a portion of the offering proceeds to effectuate suitable business combinations, including mergers, consolidations and/or corporate acquisitions, although the Company has no current plans in this regard. See "Use of Proceeds."

POTENTIAL CONFLICTS CAUSED BY SELF-UNDERWRITING; NEED FOR QUALIFIED INDEPENDENT
  UNDERWRITER

    The Chapman Co. is the Underwriter of the Offering on a best efforts basis. Nathan A. Chapman, Jr., the Company's President, Chairman of the Board and majority stockholder is President, Chairman of the Board and majority stockholder of CHI, the sole stockholder of the Underwriter. The Chapman Co.'s role as Underwriter may involve certain conflicts of interest. Pursuant to the Conduct Rules of the NASD, the Shares are being offered at a price no higher than that recommended by Ferris, Baker Watts, Incorporated, which is acting as the qualified independent underwriter (the "QIU"). Although the QIU has participated in the preparation of the Registration Statement of which this Prospectus forms a part and is required to exercise the usual standards of "due diligence" with respect thereto, there can be no assurance that certain conflicts will not arise with respect to this Offering, or if conflicts do arise, that they will be resolved in a manner favorable to investors. Ferris, Baker Watts, Incorporated is not expected to receive an allocation of Shares for sale in the Offering and does not intend to participate in any selling efforts. See "Plan of Distribution."

ARBITRARY NEGOTIATED OFFERING PRICE

    Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the Shares will be determined through negotiation between the Company and the QIU and may not be indicative of the market price of the Common Stock after the Offering. For a discussion of the factors considered in determining the offering price, see "Plan of Distribution." Certain factors, such as subsequent sales of Common Stock into the market by existing stockholders and market conditions generally, could cause the market price of the Common Stock to fluctuate substantially. Furthermore, there can be no assurance that the offering price will correspond to the price at which the Common Stock will trade in the public market at any time subsequent to the Offering. See "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The sale of the Minimum at an assumed public offering price of $8.00 per share (the mid-point of the range) will involve immediate and substantial dilution of $6.41 per share, or 80.1%, to investors because the net tangible book value per share of Common Stock upon the sale of the Minimum would be substantially less than the assumed public offering price of $8.00 per share. See "Dilution."

EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

    As of the Minimum closing, the Company will have 3,336,543 shares of Common Stock outstanding, of which 2,285,143 will be beneficially owned by Nathan A. Chapman, Jr. With the exception of 2,285,143 shares of Common Stock owned by Mr. Chapman, all of the shares outstanding prior to the Offering may be available for resale in the public market, under Rule 144 promulgated pursuant to the Securities Act, 90 days after the date of this Prospectus. Mr. Chapman has agreed not to publicly sell any of the shares of Common Stock that he owns as of the date of this Prospectus until February 25, 1999. Sales of a significant number of shares of Common Stock in the public market could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

BEST EFFORTS NATURE OF OFFERING; UNDERWRITER HAS NO COMMITMENT TO PURCHASE
  SHARES

    The Underwriter shall use its best efforts to sell the Shares; however, there is no commitment by the Underwriter or any other person to purchase the Shares. Consequently, the Company can give no assurance that any of the Shares will be sold. Although the Offering will not close unless the Minimum is achieved, the Company's ability to implement the DEM and DEM Multi-Manager strategies and expand its operations will be diminished to the extent that less than the Maximum is sold. See "Use of Proceeds" and "Plan of Distribution."

REGULATORY RISKS


    The Company's business, and the investment management industry generally, are subject to regulation at both the federal and state levels. Pursuant to the National Securities Markets Improvement Act of 1996, regulatory oversight of investment advisors is divided between the Commission and state regulatory authorities. Because the Company's subsidiary, CCM, has assets under management in excess of $25 million, CCM is required to be registered with, and is subject to regulation by, the Commission and, with the exception of state anti-fraud regulation, CCM is generally exempt from registration and regulation at the state level. These regulations are designed primarily for the protection of CCM's customers rather than the Company's stockholders. Failure of CCM or its employees to comply with any of the laws, rules or regulations of any state or federal regulatory authority could result in a fine, injunction, suspension or expulsion of CCM or its employees from the industry, which could have a material adverse impact upon the Company. Although the Company has implemented procedures designed to achieve compliance with such laws, rules and regulations, there can be no assurance that any failure to so comply will not have a material adverse effect upon the Company. Furthermore, amendments to existing statutes and regulations or the adoption of new statutes and regulations could require the Company to alter its methods of operation at costs which could be substantial. See "Business--Government Regulation" and "--Legal Proceedings."

NO PRIOR PUBLIC MARKET FOR AND POSSIBLE PRICE VOLATILITY OF THE SHARES

    Prior to the Offering, there has been no public trading market for the Common Stock and there is no assurance that an active public market for the Common Stock will develop or, if developed, that it will continue after the Offering. In the absence of an active public trading market, an investor may be unable to liquidate an investment in the Shares. The trading price of the Shares could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of material business events by the Company or its competitors and other events or factors. The Company believes that there will be sufficient market-makers to qualify for and maintain a SmallCap Market listing; however, no firms are under any obligation to make a market in the Common Stock and any firm which commences market-making activities may cease such activities at any time.

RISKS OF LOW PRICED STOCKS

    There is currently no public market for the Common Stock. The Company has applied for quotation on the SmallCap Market under the symbol "CMGT"; however, there can be no assurance that the Nasdaq Stock Market will approve the Company's application and the Offering is not conditioned on receiving such approval. A summary of the current financial requirements for initial quotation and maintenance of such quotation on the SmallCap Market as currently in effect are set forth below:

                                                               INITIAL
ATTRIBUTE                                                     QUOTATION        MAINTENANCE
---------------------------------------------------------  ----------------  ----------------
Net Tangible Assets                                        $4,000,000 or     $2,000,000 or
or
Market Capitalization                                      $50,000,000 or    $35,000,000 or
or
Net Income (latest year or
  two of last three years)                                 $750,000          $500,000
and
Public Float (Shares)                                      1,000,000         500,000
Market Value of Public Float                               $5,000,000        $1,000,000
Stockholders                                               300               300
Minimum Bid Price                                          $4.00             $1.00
Number of Market Makers                                    3                 2

    The Company expects that at the time of the Minimum closing it will meet the current initial quotation and maintenance requirements. However, the Offering is not conditioned on achieving listing on the SmallCap Market, and there can be no assurance that a market will develop for the Common Stock, or that the Company will continue to meet the other requirements for quotation. Until such time as the Company's application is approved and the Common Stock is quoted on the SmallCap Market, trading in the Common Stock, should a market develop, could be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board.

NO DIVIDENDS

    To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, for the foreseeable future for the Company's continued growth. See "Dividend Policy."

                                USE OF PROCEEDS

    The Company proposes to use the net proceeds from this Offering to create new investment products, expand sales and marketing efforts (primarily for such new products), implement and promote the DEM and DEM Multi-Manager strategies, including expanding the Company's research capabilities, repay indebtedness to affiliates of the Company and for working capital and general corporate purposes. As specified below, the Company currently intends to devote a substantial portion of the net proceeds from this Offering to the creation of new investment products, including, but not limited to, internal and external market research to identify potential product opportunities, start-up costs pertaining to new products including open-end investment companies and private funds that will be affiliated with the Company and additional advisory, research and management personnel to support such new products. See "Business--Strategy."

                                                                      MINIMUM      PERCENT     MAXIMUM      PERCENT
                                                                    ------------  ---------  ------------  ---------
Creation of new investment products...............................  $  2,000,000       33.2% $  3,000,000       33.3%
Expand sales and marketing efforts................................     1,250,000       20.8     1,800,000       20.0
Promote DEM strategies............................................     1,000,000       16.6     2,000,000       22.2
Repayment of indebtedness to affiliates of the Company............       913,275       15.1       913,275       10.1
Working capital and general corporate purposes....................       860,725       14.3     1,286,725       14.4
                                                                    ------------  ---------  ------------  ---------
Totals............................................................  $  6,024,000        100% $  9,000,000        100%
                                                                    ------------  ---------  ------------  ---------
                                                                    ------------  ---------  ------------  ---------

    Although the Company does not have any current plans regarding mergers and acquisitions, the Company may use a portion of the net proceeds from this Offering for such purposes.

    As of May 31, 1998, the Company owed CHI $793,135, as evidenced by a 10-year note executed as of October 31, 1997 in the amount of $763,367, which accrues interest at 6.68% per annum. As of May 31, 1998, the Company has not made any payments on this note. In December 1995, Mr. Chapman loaned CCM $100,000, payable on demand, for the purchase of common stock of an affiliate. In March 1996, Mr. Chapman loaned CCM an additional $45,000, payable on demand. These loans provided for a fixed interest payment of $14,500, or an effective flat rate of 10% of the principal. As of May 31, 1998, the Company had made payments in the amount of $145,627 and owed Mr. Chapman $13,873 on the indebtedness above. The Company shares office space, certain employees and other overhead with certain other entities controlled by Mr. Chapman including The Chapman Co. and The Chapman Insurance Agency Incorporated, a licensed insurance agency that has not engaged in significant operations to date. The Company is generally allocated compensation and benefits expense based upon the estimated percentage of such employees' time spent performing services for the Company pursuant to an expense allocation agreement. The Company is charged for other expenses based on actual or estimated usage. Pursuant to such expense allocation arrangements the Company owed CHI, $28,782 and $106,267 as of December 31, 1997 and as of the three months ended March 31, 1998, respectively. The Company expects to use part of the net proceeds of the Offering to repay its indebtedness to CHI and Mr. Chapman. Further, to the extent part of the net proceeds of the Offering are used for working capital and general corporate purposes, a portion of the net proceeds may be used for payments to CHI in connection with shared overhead and other expenses. See "Certain Transactions."

    The above proposed allocation represents the Company's best estimate based upon current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenue and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories, use portions thereof for other purposes or seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have a material adverse effect on the Company, including possibly requiring the Company to curtail its operations. Since a portion of the net proceeds will be applied to general corporate purposes and working capital, the Company will have broad discretion as to the application of such net proceeds. See "Risk Factors--Discretionary Use of Proceeds."

    The Company intends to invest net proceeds not immediately required for the purposes described above, principally in The Chapman U.S. Treasury Money Fund or directly in United States' government or municipal securities, short-term certificates of deposit, other money market funds or the Company's bank account.

                                    DILUTION

    The difference between the public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this Offering constitutes dilution to purchasers of the Shares. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

    The net tangible book value of the Company as of March 31, 1998, is $(702,469) or $(0.28) per share of Common Stock. After giving effect to the sale of the Minimum at the assumed public offering price of $8.00 per Share (after deducting underwriting discounts, commissions and estimated offering expenses) the net tangible book value at that date would have been $5,321,531 or $1.59 per share. This represents an immediate increase in net tangible book value of $1.87 per share to existing stockholders and an immediate dilution of $6.41 per share, or 80.1%, to the purchasers of the Shares.

    The following table illustrates the per share dilution effect as of March 31, 1998:

Assumed initial public offering price........................................             $    8.00
Net tangible book value before this Offering.................................  $   (0.28)
Increase attributable to new investors.......................................       1.87
                                                                               ---------
Net tangible book value after this Offering..................................                  1.59
                                                                                          ---------
Dilution to new investors....................................................             $    6.41
                                                                                          ---------
                                                                                          ---------

    The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by existing stockholders and by the purchasers of the Shares, at an assumed public offering price of $8.00 per share (the mid-point of the range) and the sale of the Minimum:

                                                         SHARES PURCHASED          TOTAL CONSIDERATION       AVERAGE
                                                     -------------------------  -------------------------   PRICE PER
                                                        NUMBER       PERCENT       AMOUNT       PERCENT       SHARE
                                                     ------------  -----------  ------------  -----------  -----------
Existing Stockholders..............................     2,486,543        74.5%  $      2,487         0.0%   $    0.00
New Investors......................................       850,000        25.5      6,800,000       100.0         8.00
                                                     ------------       -----   ------------       -----
Total..............................................     3,336,543       100.0%  $  6,802,487       100.0%   $    2.04
                                                     ------------       -----   ------------       -----        -----
                                                     ------------       -----   ------------       -----        -----

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998, and as adjusted to give effect to the sale of the Minimum and Maximum at an assumed price of $8.00 per share (the mid-point of the range) and the receipt of estimated net proceeds therefrom:

                                                                                               AS ADJUSTED
                                                                                        --------------------------
                                                                              ACTUAL      MINIMUM       MAXIMUM
                                                                            ----------  ------------  ------------
Long-term debt:...........................................................  $   --      $    --       $    --
                                                                            ----------  ------------  ------------

Stockholders' equity:
Common Stock--$.001 par value, 20,000,000 shares authorized, 2,486,543, and 3,336,543 and 3,736,543 shares issued and outstanding,
 respectively.............................................................       2,487         3,337         3,737

Additional paid-in capital................................................      --         6,023,150     8,998,750

Accumulated Deficit.......................................................     (68,956)      (68,956)      (68,956)
                                                                            ----------  ------------  ------------

Total Stockholders' (Deficit) Equity......................................     (66,469)    5,957,531     8,933,531
                                                                            ----------  ------------  ------------

Total Capitalization......................................................  $  (66,469) $  5,957,531  $  8,933,531
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its capital requirements and financial condition, and other relevant factors. The Company intends to retain any earnings in the foreseeable future for the Company's continued development and expansion of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the Summary Financial Data included elsewhere in this Prospectus.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

    Advisory and administrative revenue is earned by the Company through investment advisory and administrative services. For the fiscal year ended December 31, 1997, the Company generated revenue of $2,286,615 and income before income taxes of $88,101. For the quarter ended March 31, 1998, the Company generated revenue of $771,841 and income before income taxes of $40,565. The Company's total assets under management were approximately $351.1 million, $429.6 million and $511.8 million as of December 31, 1996, 1997 and as of March 31, 1998, respectively. Approximately 59.2% and 73.9% of the Company's total assets under management and revenues, respectively, were attributable to clients that are affiliates of the Company as of March 31, 1998.

    The Company's primary sources of revenue are advisory and administrative fees. Advisory services include investment research, supervision of investments, conducting the client's investment program, including evaluation, sale and reinvestment of assets, the placement of orders for purchase and sale of securities, solicitation of brokers to execute transactions and the preparation and distribution of reports and statistical information. Administrative services include fees for the use of office facilities, data processing services, clerical and accounting and bookkeeping services. The Company's principal business activities are affected by many factors, including general economic and financial conditions, movement of interest rates and competitive conditions. Although the Company seeks to maintain cost controls, a significant portion of the Company's expenses are fixed and do not vary greatly with the factors listed above. As a result, substantial fluctuations can occur in the Company's revenue and net income from period to period.

RESULTS OF OPERATIONS

    The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenue.

                                                                                         THREE MONTHS ENDED MARCH 31,
                                         YEAR ENDED DECEMBER 31,                                  (UNAUDITED)
                         --------------------------------------------------------  -----------------------------------------
                                     1996                         1997                         1997                 1998
                         ----------------------------  --------------------------  ----------------------------  -----------

                                       PERCENTAGE OF               PERCENTAGE OF                 PERCENTAGE OF
                           AMOUNTS     TOTAL REVENUE    AMOUNTS    TOTAL REVENUE     AMOUNTS     TOTAL REVENUE     AMOUNTS
                         -----------  ---------------  ---------  ---------------  -----------  ---------------  -----------
REVENUE:
Advisory and
  administrative.......   $ 832,970           98.0%    $2,284,054         99.9%     $ 509,052           99.9%     $ 768,953
Other income...........      16,902            2.0         2,561           0.1            464            0.1          2,888
                         -----------         -----     ---------         -----     -----------         -----     -----------
  Total revenue........     849,872          100.0     2,286,615         100.0        509,516          100.0        771,841
                         -----------         -----     ---------         -----     -----------         -----     -----------
OPERATING EXPENSE:
Management fees........      --             --           869,355          38.0        200,802           39.4        306,903
Compensation and
  benefits.............     291,155           34.3       594,993          26.0        185,502           36.4        174,734
General and
  administrative.......     261,271           30.7       492,644          21.5         63,724           12.5        179,891
Amortization...........      19,000            2.2       228,000          10.0         57,000           11.2         57,000
Interest...............      77,806            9.2        13,522           0.6          7,130            1.4         12,748
                         -----------         -----     ---------         -----     -----------         -----     -----------
  Total Operating
    expense............     649,232           76.4     2,198,514          96.1        514,158          100.9        731,276
                         -----------         -----     ---------         -----     -----------         -----     -----------
Loss on sale of
  securities...........     108,483           12.8        --            --             --             --             --
                         -----------         -----     ---------         -----     -----------         -----     -----------
  Income (loss) before
    income tax
    provision..........      92,157           10.8        88,101           3.9         (4,642)         (-0.9)        40,565
Income tax provision
  (benefit)............      41,000            4.8        40,000           1.8         (2,100)         (-0.4)        14,200
                         -----------         -----     ---------         -----     -----------         -----     -----------
Net income (loss)......   $  51,157            6.0%    $  48,101           2.1%     ($  2,542)         (-0.5)%    $  26,365
                         -----------         -----     ---------         -----     -----------         -----     -----------
                         -----------         -----     ---------         -----     -----------         -----     -----------



                          PERCENTAGE OF
                          TOTAL REVENUE
                         ---------------
REVENUE:
Advisory and
  administrative.......          99.6%
Other income...........           0.4
                                -----
  Total revenue........         100.0
                                -----
OPERATING EXPENSE:
Management fees........          39.8
Compensation and
  benefits.............          22.6
General and
  administrative.......          23.3
Amortization...........           7.4
Interest...............           1.7
                                -----
  Total Operating
    expense............          94.8
                                -----
Loss on sale of
  securities...........        --
                                -----
  Income (loss) before
    income tax
    provision..........           5.2
Income tax provision
  (benefit)............           1.8
                                -----
Net income (loss)......           3.4%
                                -----
                                -----

    QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997.

    Total revenue increased by $262,325, or 51.5%, to $771,841 in the quarter ended March 31, 1998 from $509,516 in the prior comparable period. Advisory and administrative fee revenue increased by $259,901, or 51.1%, to $768,953 in the quarter ended March 31, 1998 from $509,052 in the prior comparable period reflecting an increase in assets under management due largely to the introduction of the DEM-MET Trust. As of March 31, 1998, three clients accounted for approximately 78% of the Company's revenue.

    Total expense increased by $217,118, or 42.2%, to $731,276 in the quarter ended March 31, 1998 from $514,158 in the prior comparable period. As a percentage of total revenue, total expense decreased to 94.8% in the quarter ended March 31, 1998 compared to 100.9% in the prior comparable period due to the increase in revenues because of the increase in assets under management and certain economies of scale resulting therefrom.

    Management fee expense, which consists primarily of the Company's payments to sub-advisors in connection with its multi-manager investment product, the DEM-MET Trust, increased by $106,101, or 52.8%, to $306,903 in the quarter ended March 31, 1998 from $200,802 in the prior comparable period reflecting the increase in assets under management of the DEM-MET Trust.

    Compensation and benefits expense decreased by $10,768, or 5.8%, to $174,734 in the quarter ended March 31, 1998 from $185,502 in the prior comparable period due primarily to the payment of certain bonuses in the prior comparable period that were not repeated in the quarter ended March 31, 1998 which was partially offset by the addition of five new employees and annual pay increases. As a percentage of total revenue, compensation and benefits expense decreased to 22.6% in the quarter ended March 31, 1998 from 36.4% in the prior comparable period.

    General and administrative expense increased by $116,167, or 182.3%, to $179,891 in the quarter ended March 31, 1998 from $63,724 in the prior comparable period due to advertising and travel expense pertaining to increased marketing activities during the period. As a percentage of total revenue, general and administrative expense increased to 23.3% in the quarter ended March 31, 1998 from 12.5% in the prior comparable period.

    Interest expense was $12,748, in the quarter ended March 31, 1998 compared to $7,130 in the prior comparable period.

    The Company's income tax provision increased by $16,300 to $14,200 in the quarter ended March 31, 1998 versus a $2,100 tax benefit in the prior comparable period due to an increase in income before income taxes during the period.

    Net income increased by $28,907 to $26,365 in the quarter ended March 31, 1998 from a loss of $2,542 in the prior comparable period as a result of the items discussed above.

    FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1996.

    Total revenue increased by $1,436,743, or 169.1%, to $2,286,615 in 1997 from $849,872 in 1996. Advisory and administrative fee revenue increased by $1,415,084, or 174.2%, to $2,284,054 in 1997 from $832,970 in 1996 reflecting increased fees as a result of an increase in total assets under management due largely to the introduction of the DEM-MET Trust.

    Total expense increased by $1,549,282, or 238.6%, to $2,198,514 in 1997 from $649,232 in 1996. As a percentage of total revenue, total expense increased to 96.1% in 1997 compared to 76.4% in 1996. The increase of total expense as a percentage of total revenue in 1997 compared to 1996 is due primarily to an increase in compensation and benefits expense because of additional employees, amortization expense related to DEM-MET Trust, an increase in professional fees related to a proposed financing that was postponed and advertising and travel expense pertaining to increased marketing activities during the period.

    Management fee expense, which consists primarily of the Company's payments to sub-advisors in connection with its multi-manager investment product, the DEM-MET Trust, was $869,355 in 1997. Management fee expense was not incurred in 1996 prior to the commencement of operations of the DEM-MET Trust.

    Compensation and benefits expense increased by $303,838, or 104.4%, to $594,993 in 1997 from $291,155 in 1996 due primarily to the addition of new employees, annual pay increases and bonuses. As a percentage of total revenue, compensation and benefits expense decreased to 26.0% for 1997 from 34.3% for 1996.

    General and administrative expense increased by $231,373, or 88.6%, to $492,644 in 1997 from $261,271 in 1996 due to professional fees incurred in connection with a proposed financing that was postponed and advertising and travel expense pertaining to increased marketing activities during the period. As a percentage of total revenue, general and administrative expense decreased to 21.5% for 1997 from 30.7% in 1996.

    Amortization of intangible assets increased in 1997, reflecting twelve months of amortization of the DEM-MET Trust start-up cost for the year 1997 as compared to only one month of amortization in 1996.

    Interest expense decreased by $64,284, or 82.6%, to $13,522 in 1997 from $77,806 in 1996 substantially due to the elimination of a securities position held on margin.

    The Company's income tax provision decreased by $1,000, or 2.4%, to $40,000 in 1997 from $41,000 in 1996 due to a reduction in income before income taxes.

    Net income decreased by $3,056, or 6.0%, to $48,101 for 1997 from $51,157 for 1996 as a result of the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the Company has financed its operations through capital contributions from its principal stockholder, loans from affiliates and cash flow from operations.

    A substantial majority of the Company's assets are illiquid consisting primarily of certain intangibles related to non-competition agreements and rights and interests in the DEM-MET Trust. The Company's liquid assets consist primarily of receivables from advisory clients. A relatively small percentage of the Company's total assets are fixed. The Company's total assets as of December 31, 1997 and March 31, 1998 were $1,085,308 and $1,076,662, respectively.

    The final payment of $150,000 on a noncompete agreement pertaining to the DEM-MET Trust is due in the third quarter of 1998. Management expects that the Company's liquid assets and cash provided by operations will be sufficient to make this payment. As of May 31, 1998, the Company owed $793,135 to an affiliated company. See "Certain Transactions." The Company currently intends to use a portion of the estimated net proceeds from this Offering to repay this debt. The Company may seek lines of credit following this Offering.

    The Company's overall capital and funding needs are continually reviewed to ensure that the capital base can support the estimated needs of the business. Based upon these reviews, the Company believes it will require the increased capital provided by the estimated net proceeds of this Offering or alternative financing to fully implement the Company's DEM and DEM Multi-Manager strategies.

    The Company's cash was $8,405 as of March 31, 1998 as compared to $8,677 as of December 31, 1997.

EFFECTS OF INFLATION

    The Company's assets are to a large extent illiquid in nature and are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation and occupancy expenses, which may not be readily recoverable in the prices of services offered to the Company's customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect the Company's financial position and results of operations.

                                    BUSINESS

GENERAL


    The Company is an African-American owned and controlled investment advisory and investment management company. The Company's wholly-owned subsidiary, CCM, is registered with the Commission as an investment advisor and manages the assets of registered investment companies, a private group trust, and the funds of individual and institutional investors on a separate account basis. As of March 31, 1998, the Company had approximately $511.8 million in total assets under management. As of March 31, 1998, three clients represented approximately 70% of the Company's total assets under management.


    The Company manages assets for two active mutual funds, the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc. a registered open-end investment company, and for DEM, Inc., a registered closed-end investment company. In December 1996, the Company established a private group trust, the DEM-MET Trust for qualified employee benefit plans for which it provides investment management services. As of March 31, 1998, DEM-MET Trust, with $230.9 million in assets under management, represented approximately 45.1% of the Company's total assets under management.

    The Company is headquartered at the World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 and its telephone number is
(410) 625-9656. The Company was incorporated in Maryland on January 8, 1998. Its wholly-owned subsidiary, CCM, a District of Columbia corporation, was established as an investment advisor in 1988.

STRATEGY

    The Company has implemented a strategic initiative called the Domestic Emerging Markets or DEM strategy which seeks investment in domestic companies controlled by African-Americans, Asian-Americans, Hispanic/Latino-Americans and women, the DEM Profile. Based on its implementation of the DEM strategy to date, the Company believes that there exists a substantial demand, particularly from government entities and large institutions, to invest in companies that meet the DEM Profile and has designed its investment products to provide a single source for meeting this objective while achieving a competitive rate of return.

    In addition, in December 1996, the Company established and currently acts as advisor to the DEM MET Trust. As advisor, the Company allocates investment responsibility for the trust's assets among DEM Investment Managers. The Company introduced this strategy, known as the DEM Multi-Manager strategy, through the introduction of the DEM-MET Trust and will seek to increase its assets under management through the development of additional products under this strategy.

    As of March 31, 1998, the Company had $87.4 million and $230.9 million invested pursuant to the DEM and DEM Multi-Manager strategies, respectively. In addition, in April 1998, the Company commenced operations of the DEM Equity Fund and as of April 9, 1998 the fund had approximately $10 million in assets under management.

    The Company's DEM and DEM Multi-Manager strategies are in the early stages of implementation. The Company has not conducted any marketing, demographic or feasibility surveys to test their viability nor has the Company engaged in any significant marketing of these strategies. Therefore, the viability of the DEM and DEM Multi-Manager strategies and their level of market acceptance is largely unknown. The Company intends to devote a substantial amount of the net proceeds of the Offering and its other resources to the implementation and promotion of the DEM and DEM Multi-Manager strategies, as well as the creation of new investment products and services that further such strategies. See "Risk Factors" and "Use of Proceeds."

INVESTMENT PRODUCTS

    The Company currently manages three investment portfolios, the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc. a registered open-end investment company, and DEM, Inc., a registered closed-end investment company. The Company has formed and manages one private investment trust, the DEM-MET Trust. The Company also advises corporate, institutional and individual investors on a separate account basis.

    DEM EQUITY FUND is a newly created non-diversified portfolio of The Chapman Funds, Inc., an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The principal investment objective of the DEM Equity Fund is aggressive long-term growth through investment in equity securities of companies meeting the DEM Profile. As of April 9, 1998, the DEM Equity Fund had approximately $10.0 million in assets under management.

    THE CHAPMAN U.S. TREASURY MONEY FUND, also a portfolio of The Chapman Funds, Inc., invests solely in short-term direct obligations of the U.S. Government and repurchase agreements collateralized fully by direct obligations of the U.S. Government. This fund is intended primarily for state and local governments and their authorities and agencies. As of March 31, 1998, The Chapman U.S. Treasury Money Fund had approximately $50.3 million in assets. A third portfolio of The Chapman Funds, Inc., The Chapman Institutional Cash Management Fund, invests in short-term money market securities, including U.S. Government obligations, commercial paper, bank instruments and repurchase agreements. This fund is intended primarily for corporations, pension and endowment funds and other institutions and is currently inactive.

    DEM, INC. is a registered, non-diversified closed-end investment company. The principal investment objective of DEM, Inc. is aggressive long-term growth from investment in securities of companies meeting the DEM Profile. See "--Strategy." Although it has conducted no market survey, the Company believes that DEM, Inc. is the first registered investment company focusing on companies meeting the DEM Profile. As of March 31, 1998, DEM, Inc. had approximately $21.5 million in assets under management.

    DEM-MET TRUST, or the DEM-MET Group Trust for Employee Benefit Plans, was organized in 1996 under New York law. The DEM-MET Trust is intended to qualify as a tax-exempt pooled trust for qualified employee benefit plans and certain governmental plans. The DEM-MET Trust is the first product introduced by the Company that employs the DEM Multi-Manager strategy. See "--Strategy." The DEM-MET Trust allocates assets to investment portfolios managed by DEM Investment Managers. These money managers invest their allocated assets in the securities of domestic and foreign issuers which may consist of common stock, or other types of equity investments, convertible preferred stocks, bonds, debentures, notes or other fixed income investments. The Company acts as investment advisor to the DEM-MET Trust and in such capacity is responsible for selecting and monitoring the sub-advisors, all of whom meet the DEM Profile. As of March 31, 1998, the Company had subadvisory relationships with fourteen DEM Investment Managers. The Company evaluates such sub-advisors monthly and reallocates assets among existing and new sub-advisors as necessary. See "--Strategy." The DEM-MET Trust was created in December 1996 pursuant to an agreement between The Chapman Co. and Bankers Trust Company, as custodial trustee of the Trust. As of March 31, 1998, the DEM-MET Trust had approximately $230.9 million in assets and the beneficial interests in the DEM-MET Trust were held by four institutional investors.

    SEPARATE ACCOUNTS The Company also provides investment advisory services to separate accounts under individually tailored investment advisory agreements. The Company manages portfolios with varied investment objectives including long-term capital appreciation, current income or portfolio diversification. As of March 31, 1998, approximately 31.5% of separate account assets under management incorporate the DEM strategy as an investment objective. The Company will continue to attempt to differentiate itself from other investment managers by providing the DEM strategy as an investment objective. Compensation for individual investment advisory services include both fixed fee arrangements and fees based upon assets under management. As of March 31, 1998, the Company managed approximately $209.0 million in assets under management for separate accounts, with $65.9 million invested in DEM Companies. Two of the Company's clients represented 60.7% of the assets managed on a separate account basis as of March 31, 1998.

    All of the Company's investment advisory services including portfolio management, marketing, research and customer service are provided from the Company's Baltimore headquarters and each of Company's affiliated investment companies maintains its office at the Baltimore headquarters.

MARKETING AND CUSTOMER SERVICE

    The Company's marketing strategy is to provide a single source for investing in DEM Companies while achieving a competitive rate of return. The Company intends to aggressively market to large corporations, government entities and other institutions seeking such targeted investments.

    The Company targets its marketing to the various types of customers that use its investment advisory and asset management services. The Company's separate accounts are typically high net worth individuals and large institutional investors. The Company markets to these accounts through customer support activities and personal sales efforts by officers of the Company. This strategy has also been utilized with the DEM-MET Trust due to the small number of large investors that have invested in the trust.

    The Company's proprietary investment products are distributed by The Chapman Co., an affiliate of the Company. To date, the Company's investment product marketing activities have been providing "wholesale" marketing assistance to support The Chapman Co.'s direct retail selling efforts. This wholesale marketing assistance includes participation in the preparation of marketing materials and education of brokers with respect to the Company's investment approach and products. The Company intends to offer proprietary investment funds to banks, insurance companies, providers of 401(k) deferred compensation plans and other institutions ("Institutional Resellers") for resale to their customers. The Company will provide support to The Chapman Co. in marketing to Institutional Resellers and to the Institutional Resellers' own retail sales forces. The Company may also commence some limited advertising of its proprietary investment products.

    In addition to separate accounts and proprietary investment products, the Company will seek to enter into agreements with other investment advisors whereby the Company will act as a sub-advisor with respect to their proprietary investment products. The Company will provide wholesale marketing assistance to the distributors of such third-party proprietary investment products to ensure that such products are effectively marketed by the third-party distributors to the investment community.

RESEARCH

    As of March 31, 1998, the Company employed three portfolio managers. The Company intends to hire additional portfolio managers to support existing investment advisory and management services and to facilitate the introduction and maintenance of new investment products.

    As of March 31, 1998, the Company employed a buy-side analyst to assist portfolio managers in investment research, monitoring of investment opportunities and the development and maintenance of the Company's proprietary DEM valuation and screening model. The Company also utilizes the research services of The Chapman Co. for coverage on a substantial number of companies meeting the DEM Profile. The Company intends to expand its research staff by hiring additional buy-side analysts. See "Use of Proceeds."

INDUSTRY

    Revenues in the investment management industry are generally fee based and determined primarily by total assets under management. Therefore, the principal determinant of industry growth is the growth of total assets under management. The major factors which influence changes in assets under management are changes in the market value of securities; net cash flow into or out of existing accounts; and the introduction of new products by the industry or by particular firms.

    According to the Investment Company Institute, the combined assets of the nation's mutual funds increased by $185.2 billion in March 1998 to a total of approximately $5 trillion under management. Assets under management rose approximately 27% for the year 1997, reflecting both increased performance of the stock markets as well as new investment by mutual fund owners. Net new cash flow into mutual funds rose for the third straight year to a record $378 billion in 1997 with increases in all fund categories including equity, bond and income, and money market. Although as of March 31, 1998, the Company's assets under management attributable to mutual funds are approximately 9.8% of the Company's total assets under management, the trends indicated above tend to support the Company's strategy of emphasizing the creation of new mutual fund investment products. There can, however, be no assurance that these trends will continue and, to the extent that such trends change, such changes may have a material adverse effect on the success of the Company's strategy.

GOVERNMENT REGULATION

    The Company's business is subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and stockholders of registered investment companies. Under these laws and regulations, agencies that regulate investment advisors have broad administrative powers, including the power to limit, restrict, or prohibit an advisor from carrying on its business in the event that it fails to comply with applicable laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment advisor and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.


    The Company's subsidiary, CCM, is registered with the Commission under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is subject to examination by the Commission. Under Section 206 of the Advisers Act, it is unlawful for any investment advisor to: (i) employ any device, scheme, or artifice to defraud any client or prospective client; (ii) engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or (iii) engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative. The Advisers Act imposes numerous other obligations on registered investment advisors including fiduciary duties, recordkeeping requirements, operational requirements, and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from censure to termination of an investment advisor's registration. The failure of CCM to comply with the requirements of the Commission could have a material adverse effect on the Company.


    An investment advisor to a registered investment company, its principals, and its employees may also be subject to proceedings initiated by the Commission to impose remedial sanctions for violation of any provision of the federal securities laws and the regulations adopted thereunder, and the Commission may prohibit such investment advisor to an investment company from continuing to act in such capacity. Stockholders of registered investment companies or the Commission may also bring an action against the officers, directors, and investment advisor for breach of fiduciary duty in establishing the compensation paid to the investment advisor.


    The Funds are registered with the Commission under the Investment Company Act and the sale of shares in the Funds has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Investment companies such as DEM, Inc. and The Chapman Funds, Inc. and any future registered investment companies established and/or advised by the Company, are subject to considerable substantive regulation. Such companies must comply with periodic reporting requirements. Proxy solicitations are subject to the general proxy rules as well as to special proxy rules applicable only to investment companies. Shares of portfolios of registered open-end investment companies such as the DEM Equity Fund and The

Chapman U.S. Treasury Money Fund, can only be offered at a uniform public offering price based on the current net asset value per share plus the sales load. No more than 60% of the directors of registered investment companies can be interested persons, defined to include, among others, persons affiliated with the investment advisor or underwriter, and a majority of the directors must not be affiliated with the underwriter. The advisory agreement must initially be approved by a majority of the outstanding shares and, after two years, must be annually approved, either by the board or by the outstanding voting shares. The advisory agreement must be subject to termination upon 60 days notice by the board or by the outstanding voting shares. The underwriting agreement must be annually approved by the board or by a vote of a majority of the outstanding voting shares, and must provide for automatic termination in the event of an assignment. With limited exceptions, transactions between the investment company and an affiliate can be entered into only if approved by the Commission, after notice and opportunity for hearing, as fair and equitable.


    The Company derives a large portion of its revenues from its investment management agreements. Under the Advisers Act, investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the investment advisor.


COMPETITION

    The Company's investment advisory business competes with a number of larger, more established investment advisors and securities firms. Competition is influenced by various factors, including product offering, quality of service and price. All aspects of Company's advisory business are competitive, including competition for assets to manage. The investment advisory industry is characterized by relatively low cost of entry and the formation of new investment advisory entities which may compete directly with the Company. Large national firms, often with more personnel, have much greater marketing, financial, technical, research, and other capabilities. These firms offer a broader range of financial services than the Company and compete not only with the Company and among themselves but also with commercial banks, insurance companies and others for retail and institutional clients. The investment funds managed by the Company are similarly subject to competition from nationally and regionally distributed funds offering equivalent financial products with returns equal to or greater than those offered by the Company's affiliated investment funds.

    A large number of investment products including closed-end companies and mutual funds, are sold to the public by investment management firms, broker/dealers, insurance companies and banks in competition with the investment products offered by the Company. Many of the Company's competitors apply substantial resources to advertising and marketing their investment products which may adversely affect the ability of the Company's investment products to attract new assets. The Company expects that there will be increasing pressures among investment advisors to obtain and hold market share. See "Risk Factors-- Competition."

YEAR 2000 SOFTWARE ISSUE

    As the year 2000 approaches, existing application software programs and operating systems need to be critically reviewed to determine if they can accommodate information that employs dates after December 31, 1999. Management is working with its software vendors to prepare the Company for the year 2000. Based on information currently available, management does not anticipate that the Company will be required to incur material costs in order to be year 2000 compliant. The Company is, however, still analyzing and modifying its systems and requirements. In addition, the Company has relationships with third parties that have computer systems that may not be year 2000 compliant. To the extent such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations or business prospects.

PERSONNEL

    At March 31, 1998, the Company had approximately eight full-time employees and shares four employees with affiliated companies. None of the Company's employees is covered by a collective bargaining agreement. Management considers the Company's relationship with employees to be good.

LEGAL PROCEEDINGS

    Although the Company is not currently involved in any material pending legal proceedings, many aspects of the Company's business involve substantial risks of liability, including, but not limited to, exposure under federal and state securities laws. The Company does not currently maintain an errors and omissions insurance policy insuring against these risks.

PROPERTIES

    The principal executive offices of the Company are located at the World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 where the Company shares approximately 10,000 square feet of office space under a lease maintained by The Chapman Co. The Chapman Co.'s lease for these premises expires in 2000. The Company is allocated furniture and equipment leased by The Chapman Co. from an affiliated entity. See "Certain Transactions."

                                   MANAGEMENT

    The Directors and executive officers of the Company are as follows:

NAME                                      AGE      PRINCIPAL POSITIONS
------------------------------------      ---      ---------------------------------------------------------------------
Nathan A. Chapman, Jr...............          40   President, Chairman of the Board and Director
Earl U. Bravo, Sr...................          50   Vice President, Secretary, Assistant Treasurer and Director
Theron Stokes.......................          47   Director
Robert L. Wallace...................          41   Director
M. Lynn Ballard.....................          55   Treasurer, Assistant Secretary and Controller

    The Board of Directors has designated an Audit Committee of the Board of Directors, currently consisting of its two independent Directors. The Audit Committee shall review the scope of accounting audits, review with the independent public accountants the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent public accountants their final report, review with the independent public accountants overall accounting and financial controls, and be available to the independent public accountants during the year for consultation purposes. The Board of Directors has also designated a Compensation Committee of the Board of Directors, currently consisting of its two independent Directors. The Compensation Committee shall review the performance of senior management, approve the compensation of the President, recommend appropriate compensation levels for officers other than the President and approve the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.

    NATHAN A. CHAPMAN, JR. has been President, Chairman of the Board and a Director of the Company since its inception. Mr. Chapman founded the Company's subsidiary, CCM in 1988, and has been President of CCM since 1996 and President and Chairman of the Board of Chapman Holdings, Inc. and its investment banking and brokerage subsidiary, The Chapman Co., and Chapman Insurance Holdings, Inc. and its insurance subsidiary, The Chapman Insurance Agency Incorporated since the inception of each such entity. Mr. Chapman was a broker for Alex. Brown and Sons, Incorporated, from 1982 to 1987. Mr. Chapman is a Certified Public Accountant, a General Securities Principal, a Financial and Operations Principal, a Registered Options Principal, and a Registered Municipal Principal. Mr. Chapman is a Director of Chapman Holdings, Inc., DEM, Inc. and The Chapman Funds, Inc.

    EARL U. BRAVO, SR. has been Vice President, Secretary, Assistant Treasurer and a Director of the Company since its inception. Mr. Bravo has been Senior Vice President, Secretary and Assistant Treasurer of Chapman Holdings, Inc. since 1997. He has been a senior executive of The Chapman Co. since 1992 and CCM since 1990. Mr. Bravo is a General Securities Principal, Financial and Operations Principal, and Registered Representative. Mr. Bravo holds an MBA from the University of Maryland and is a Director of Chapman Holdings, Inc.

    THERON STOKES has been a director of the Company since its inception. Mr. Stokes has been an attorney for the Alabama Education Association since 1982.

    ROBERT L. WALLACE has been a Director of the Company since June, 1998. Mr. Wallace has been President of the BITH Group, Inc. since 1993. Mr. Wallace is the author of the book "Black Wealth Through Black Entrepreneurship."

    M. LYNN BALLARD has been Treasurer, Assistant Secretary and Controller of the Company since its inception. Ms. Ballard has been Treasurer, Assistant Secretary and Controller of Chapman Holdings, Inc. since 1997. Ms. Ballard has been Controller of The Chapman Co. and CCM since 1988, Treasurer of CCM since 1990 and Treasurer of The Chapman Co. since 1997.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid by the Company during the year ended December 31, 1997, for all services rendered in all capacities to the Company and its subsidiary, CCM, to the Chief Executive Officer. No other executive officer of the Company received salary and bonus of $100,000 or more during such year.

                           SUMMARY COMPENSATION TABLE

                                                                                                ANNUAL COMPENSATION
                                                                                                --------------------
NAME AND PRINCIPAL POSITION                                                            YEAR      SALARY      BONUS
-----------------------------------------------------------------------------------  ---------  ---------  ---------
Nathan A. Chapman, Jr.                                                                    1997  $  79,500  $  15,000
  Chief Executive Officer..........................................................

    The Board of Directors of the Company has established the 1998 Chapman Capital Management Holdings, Inc. Omnibus Stock Plan (the "Plan") to enable the Company to grant equity compensation to the Company's Directors, officers, employees and consultants. Pursuant to the Plan, 150,000 shares have been reserved for award thereunder. The Plan will be administered by the Compensation Committee of the Board of Directors. No securities have been issued pursuant to the Plan as of the date of this Prospectus.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of April 30, 1998, and assuming the Minimum and Maximum are sold in the Offering, by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock prior to the Offering, (ii) each Director, (iii) each executive officer, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

                                                                                                     PERCENT OF CLASS
NAME AND ADDRESS OF                                         AMOUNT AND NATURE OF     APRIL     ----------------------------
  BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP   30, 1998       MINIMUM        MAXIMUM
----------------------------------------------------------  --------------------  -----------  -------------  -------------
Nathan A. Chapman, Jr.....................................      2,285,143 shares        91.9%         68.5%          61.2%
401 E. Pratt Street
  Baltimore, MD 21202
Earl U. Bravo, Sr.........................................          2,375 shares       *             *              *
Theron Stokes.............................................          8,750 shares       *             *              *
Robert L. Wallace.........................................              0 shares       *             *              *
All Directors and Executive
  Officers as a Group.....................................      2,296,268 shares        92.3%         68.8%          61.5%

------------------------

*   Represents less than one percent of the outstanding shares of Common Stock.

                              CERTAIN TRANSACTIONS

    On January 8, 1998, the Company, a newly-formed Maryland corporation, issued shares of Common Stock to The Chapman Co. in exchange for all of the outstanding equity securities of CCM, a registered investment advisor. Accordingly, CCM is currently a wholly-owned direct subsidiary of the Company. On February 26, 1998, The Chapman Co. and its sole stockholder, CHI effected a tax-free Spin-Off transaction pursuant to which all the outstanding Common Stock of the Company was distributed to CHI and, immediately following such distribution, such Common Stock was distributed to the then-existing stockholders of CHI.

    The Chapman Co. is registered as a broker-dealer with the Commission and in approximately one-half of the states and the District of Columbia. The Chapman Co. is a member firm of the NASD with revenue primarily deriving from brokerage services, corporate finance and government finance activities.

    Nathan A. Chapman, Jr., the President, Chairman of the Board, a Director and controlling stockholder of the Company, is the President, Chairman of the Board and a Director of CHI and The Chapman Co. and controlling stockholder of CHI. At the request of the Company, Mr. Chapman also serves as President and Chairman of the Board of CCM, DEM, Inc. and The Chapman Funds, Inc. Earl U. Bravo, Sr., the Vice President, Secretary, Assistant Treasurer and a Director of the Company, is Senior Vice President, Secretary, Assistant Treasurer and a Director of CHI and Vice President, Secretary and Assistant Treasurer of The Chapman Co. M. Lynn Ballard, Treasurer, Assistant Secretary and Controller of the Company is Treasurer, Assistant Secretary and Controller of CHI and The Chapman Co. At the request of the Company, Mr. Bravo and Ms. Ballard serve as Secretary and Assistant Treasurer and Treasurer, Assistant Secretary and Controller, respectively, of CCM, DEM, Inc. and The Chapman Funds, Inc. At the request of the Company, Mr. Bravo also serves as Vice President of DEM, Inc.

    DEM, Inc., a closed-end investment company and The Chapman Funds, Inc., a multi-series open-end investment company, are registered under the Investment Company Act and were organized by the Company.

    The Company is the investment advisor and administrator of DEM, Inc. pursuant to an Investment Advisory and Administrative Services Agreement. In connection therewith, the Company was paid $53,041, $138,614 and $48,847 in advisory and administrative fees in the years ended December 31, 1996, 1997 and the three months ended March 31, 1998, respectively.

    The Company is the investment advisor and administrator of The Chapman U.S. Treasury Money Fund, a portfolio of The Chapman Funds, Inc., pursuant to an Advisory and Administrative Services Agreement. In connection therewith, the Company was paid $203,827, $144,935 and $38,147 in advisory and administrative fees in the years ended December 31, 1996, 1997 and the three months ended March 31, 1998, respectively.

    The Company is the investment advisor and administrator of the DEM Equity Fund, a portfolio of The Chapman Funds, Inc., pursuant to an Advisory and Administrative Services Agreement. The DEM Equity Fund became active in April 1998 and did not paid any fees to the Company for the three months ended March 31, 1998.

    In December 1995, Mr. Chapman loaned CCM $100,000, payable on demand, for the purchase of common stock of an affiliate. In March 1996, Mr. Chapman loaned CCM an additional $45,000, payable on demand. These loans provided for a fixed interest payment of $14,500, or an effective flat rate of 10% of the principal. As of May 31, 1998, the Company had made payments on these loans in the amount of $145,627 and owed Mr. Chapman $13,873.

    As of May 31, 1997, the Company owed CHI $793,135 as reflected in a 10-year note executed as of October 31, 1997 in the amount of $763,367 which accrues interest at 6.68% per annum. The note requires annual principal payments equal to 10% of the original principal amount of the note. The proceeds of this loan, as reflected by the note, were used by CCM to pay start-up costs in connection with its development of a proprietary investment product and for a non-competition agreement. A portion of the proceeds of this Offering will be used to repay all the indebtedness of the Company owed to Mr. Chapman and CHI. See "Use of Proceeds."

    Mr. Chapman is President and Treasurer and Mr. Bravo is Secretary of Chapman General Partner One, Inc., the general partner of Chapman Limited Partnership I (the "Partnership"). The Chapman Co. leases furniture and equipment from the Partnership, with part of such cost being allocated to the Company. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of The Chapman Co., through September 2000, at which time The Chapman Co. can purchase the furniture and equipment at fair market value. Rent expense allocated to the Company under this lease agreement was $29,538 and $39,384 in 1996 and 1997, and $14,769 for the three months ended March 31, 1998. Management believes that the terms of these transactions were substantially as favorable to the Company as those available from non-affiliates.

    The Company shares office space, certain employees and other overhead with certain other entities controlled by Mr. Chapman including The Chapman Co. and The Chapman Insurance Agency Incorporated, a licensed insurance agency that has not engaged in significant operations to date. Pursuant to an expense allocation agreement, the Company is allocated compensation and benefits expense based upon the estimated percentage of such employees' time spent performing services for the Company. The Company is charged for other expenses based on actual or estimated usage. Pursuant to such expense allocation arrangements the Company owed CHI, $28,782 and $106,267 as of December 31, 1997 and as of the three months ended March 31, 1998, respectively. The Company treats such outstanding allocation amounts as normal expenses to be paid in the ordinary course of business. The common management and/ or ownership among the Company and other entities controlled by Mr. Chapman may involve potential conflicts of interest. See "Risk Factors--Certain Transactions; Relations With Other Chapman Entities; Conflicts of Interest."

    As of June 9, 1998, the Company and Mr. Chapman had entered into a non-exclusive, royalty-free service mark licensing agreement pertaining to CCM's and the Company's use of the DEM, Domestic Emerging Markets, DEM Index, DEM Profile, DEM Universe, DEM Company, DEM Multi-Manager, Chapman, and stylized C-Eagle trademarks that are owned by Mr. Chapman.

    The Company intends that all future transactions with affiliates of the Company will be approved by a majority of the Board of Directors, including a majority of the disinterested, independent Directors, and the Company intends that such transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20 million shares of Common Stock, par value $0.001 per share.

COMMON STOCK

    As of the date of this Prospectus, there are 2,486,543 shares of Common Stock issued and outstanding, held of record by 20 stockholders. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

MARYLAND LAW AND CERTAIN CHARTER PROVISIONS

    The Articles of Incorporation of the Company (the "Charter") provides that the Company shall indemnify its currently acting and its former Directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as amended from time to time (the "MGCL"). If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve or have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its Directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify the Company and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act. Pursuant to the QIU Agreement, the Company has also agreed to indemnify the QIU for liabilities in connection with the Offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the MGCL, no Director or officer shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a Director or officer, regardless of whether such person is a Director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a Director or officer except (i) to the extent that it is proved that the Director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no trading market for the Common Stock. Although the Company will apply for quotation of the Common Stock on the SmallCap Market, there can be no assurance that the Company's application will be approved or that an active trading market for the Common Stock will develop or, if developed, will continue after the Offering. The quotation of the Common Stock on the SmallCap Market is conditioned upon the Company meeting certain asset, capital and surplus, stock price and public float tests. There can be no assurance that the public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering. Further, the Company will be required to elect one additional independent director. See "Risk Factors--Risks of Low Priced Stocks."

    As of the date of the Minimum closing, the Company will have 3,336,543 shares of Common Stock outstanding. The Company is offering up to a Maximum of 1,250,000 Shares and, accordingly, upon sale of the Maximum, the Company will have outstanding 3,736,543 shares of Common Stock. All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    As of April 30, 1998, Mr. Chapman beneficially owned 2,285,143 shares of Common Stock or approximately 68% and 61% of the Company's outstanding Common Stock assuming the sale of the Minimum and Maximum, respectively. Mr. Chapman has agreed not to sell any shares of Common Stock that he owns as of the date of this Prospectus until February 25, 1999. Accordingly, following the sale of the Minimum up to 1,051,400 shares of Common Stock or approximately 32% of the Company's outstanding Common Stock may be eligible for sale 90 days following the Offering pursuant to Rule 144.

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of: (i) 1% of the then-outstanding shares of Common Stock; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above.

                              PLAN OF DISTRIBUTION

    The Company is offering up to a Maximum of 1,250,000 Shares. The Shares will be offered on a "best-efforts" basis by the Underwriter, The Chapman Co., acting as the exclusive dealer-manager solely on an agency basis. The Offering has an aggregate Minimum of 850,000 Shares. The Termination Date of the Offering is on the earlier to occur of: the date selected by the Company; the date of the sale of the Maximum; or, if the Minimum is not sold, 180 days after the date of this Prospectus, unless extended by the Company for one or more additional periods not to exceed an additional 30 days in the aggregate. All proceeds from subscriptions will be deposited promptly into an escrow account with UMB Bank, N.A. as escrow agent. Funds will be transmitted to the escrow agent for deposit into the escrow account no later than noon of the business day following receipt. All checks must be made payable to "UMB Bank, N.A., as escrow agent for Chapman Capital Management Holdings, Inc." If the Minimum is not sold by the Termination Date, all funds will be returned promptly to investors without deduction or interest. Any interest earned on the subscription proceeds held by the escrow agent will be paid to the Company. During the escrow period, investors who purchase Shares will not be entitled to a refund of their payments. If the Minimum is sold before the Termination Date, a Minimum closing will be held at the offices of the Company. At such Minimum closing, the funds in escrow will be released to the Company and the investors will become stockholders of the Company.

    The minimum investment requirement is 100 Shares. Investors who purchase Shares must pay for the Shares by the third business day following the date of the confirmation of their purchase of such Shares. Investors should consult their brokers concerning the manner and method of payment for the Shares. The Company and the Underwriter reserve the right to withdraw, cancel or modify the Offering with respect to any specific Shares without notice prior to the closing of the sale of such Shares and to reject any order in whole or in part in the exercise of their sole discretion.

    Prior to this Offering, there has been no public market for the Common Stock. An application has been made to have the Common Stock quoted on the SmallCap Market. There can be no assurance that the Common Stock will qualify for initial quotation on the SmallCap Market or that, if achieved, such quotation will be maintained. The Offering is not conditioned upon the acceptance of the Common Stock for quotation on the SmallCap Market. Until such listing is received or if such listing is not received it is anticipated that the Common Stock will be quoted on the Nasdaq Electronic Bulletin Board or in the so-called "pink sheets" over the counter market. See "Risk Factors--No Prior Market" and "--Risks of Low Prices Stocks."

    Pursuant to the Conduct Rules of the NASD, when a member of the NASD, such as The Chapman Co., participates in the public distribution of its own or an affiliate's securities, the public offering price can be no higher than recommended by a qualified independent underwriter, the QIU. In accordance with this requirement, the QIU, Ferris, Baker Watts, Incorporated, has agreed to recommend an initial public offering price for the Shares. As part of its compliance with Rule 2720 of the NASD's Conduct Rules, the QIU has participated in the preparation of the Registration Statement of which this Prospectus forms a part and has performed "due diligence" with respect thereto.

    The initial price to the public for the Shares has been determined by negotiation between the Company and the QIU. The factors considered in determining the offering price were prevailing market and economic conditions, the Company's revenue and earnings, estimates of its business operations, an assessment of its management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses and the current condition of the markets in which the Company operates.

    The Shares will be offered directly to the public at the public offering price set forth on the cover of this Prospectus. The Underwriter will be paid a
management fee of $         per Share sold. In addition, the Underwriter and any
other broker-dealer participating in the selling group will be paid a
commission not in excess of $         per Share sold. For acting as a qualified
independent underwriter, the QIU will receive fees equal to the greater of $100,000 or 30% of the aggregate underwriting discount.

    Both the Underwriter and the QIU will be reimbursed their counsel fees and for their actual out-of-pocket expenses and will receive fees as described above. In the QIU Agreement, the Company has agreed to indemnify the QIU (and their controlling persons) with respect to certain liabilities, including liabilities under the Securities Act.

    The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

    The foregoing includes a summary of the principal terms of the Underwriting Agreement and the QIU Agreement and does not purport to be complete. Reference is made to the foregoing documents which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                   TRANSFER AGENT, ESCROW AGENT AND REGISTRAR

    The transfer agent, escrow agent and registrar for the Common Stock is UMB Bank, N.A.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP. Whiteford, Taylor & Preston L.L.P. has acted as counsel for the Underwriter and the QIU in connection with this Offering.

                                    EXPERTS

    The audited financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, D.C. 20549, or on the EDGAR database through the Commission's Web site noted below. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a Web site on the Internet that will contain all future reports, proxy and information statements and other information that the Company is required to file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                   CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2

Financial Statements
  Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998 (Unaudited).......................         F-3

  Consolidated Statements of Operations for the Years Ended December 31, 1996 and 1997, and for the Three
  Months Ended March 31, 1997 and 1998 (Unaudited).........................................................         F-4

  Consolidated Statements of Changes In Stockholders' Deficit for the Years Ended December 31, 1996 and
  1997, and for the Three Months Ended March 31, 1998 (Unaudited)..........................................         F-5

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1997, and for the Three
  Months Ended March 31, 1997 and 1998 (Unaudited).........................................................         F-6

  Notes To Consolidated Financial Statements...............................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Chapman Capital Management Holdings, Inc.

   We have audited the accompanying consolidated balance sheet of Chapman Capital Management Holdings, Inc. (a Maryland corporation) and subsidiary as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chapman Capital Management Holdings, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland

February 25, 1998

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                   AS OF DECEMBER 31, 1997 AND MARCH 31, 1998

                                                                                       DECEMBER 31,   MARCH 31,
                                                                                           1997          1998
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Cash.................................................................................   $    8,677   $      8,405
Management fees receivable:
  From proprietary funds.............................................................       73,921         94,641
  From individually managed accounts.................................................      179,081        202,490
Receivables from affiliates..........................................................       35,533         34,588
Advances to officer..................................................................       72,000             --
Office equipment, net................................................................        5,204          4,205
Prepaids and other assets............................................................        8,645         19,603
Intangible assets, net...............................................................      693,000        636,000
Investment in affiliate..............................................................        9,247         10,730
Deferred taxes.......................................................................           --         66,000
                                                                                       ------------  ------------
    Total assets.....................................................................   $1,085,308   $  1,076,662
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses................................................   $  150,997   $    193,169
Due to affiliated company............................................................      800,672        771,889
Due to officer.......................................................................       28,473         13,873
Income taxes payable.................................................................       48,000         14,200
Noncompete agreement obligation......................................................      150,000        150,000
                                                                                       ------------  ------------
    Total liabilities................................................................    1,178,142      1,143,131
                                                                                       ------------  ------------
STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value, 20,000,000 shares authorized, 2,486,543 issued and
    outstanding......................................................................        2,487          2,487
  Accumulated deficit................................................................      (95,321)       (68,956)
                                                                                       ------------  ------------
    Total stockholders' deficit......................................................      (92,834)       (66,469)
                                                                                       ------------  ------------
    Total liabilities and stockholders' deficit......................................   $1,085,308   $  1,076,662
                                                                                       ------------  ------------
                                                                                       ------------  ------------

The accompanying notes are an integral part of these consolidated balance sheet.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                  DECEMBER 31,                 MARCH 31,
                                                           --------------------------  --------------------------
                                                               1996          1997          1997          1998
                                                           ------------  ------------  ------------  ------------

                                                                                       (UNAUDITED)   (UNAUDITED)
REVENUE:
  Advisory and administrative fees.......................  $    832,970  $  2,284,054  $    509,052  $    768,953
  Other income...........................................        16,902         2,561           464         2,888
                                                           ------------  ------------  ------------  ------------
    Total revenues.......................................       849,872     2,286,615       509,516       771,841
                                                           ------------  ------------  ------------  ------------
OPERATING EXPENSE:
  Management fees........................................       --            869,355       200,802       306,903
  Compensation and benefits..............................       291,155       594,993       185,502       174,734
  General and administrative.............................       261,271       492,644        63,724       179,891
  Amortization...........................................        19,000       228,000        57,000        57,000
  Interest...............................................        77,806        13,522         7,130        12,748
                                                           ------------  ------------  ------------  ------------
    Total operating expense..............................       649,232     2,198,514       514,158       731,276
                                                           ------------  ------------  ------------  ------------
LOSS ON SALE OF SECURITIES...............................       108,483       --            --            --
                                                           ------------  ------------  ------------  ------------
    Income (loss) before income tax provision............        92,157        88,101        (4,642)       40,565
INCOME TAX PROVISION (BENEFIT)...........................        41,000        40,000        (2,100)       14,200
                                                           ------------  ------------  ------------  ------------
    Net income (loss)....................................  $     51,157  $     48,101  $     (2,542) $     26,365
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Basic and Diluted Earnings per Share.....................  $       0.02  $       0.02  $    --       $       0.01
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted Average Shares Outstanding......................     2,486,543     2,486,543     2,486,543     2,486,543
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                                           TOTAL
                                                                               COMMON     ACCUMULATED   STOCKHOLDERS'
                                                                                STOCK       DEFICIT       DEFICIT
                                                                             -----------  ------------  ------------
BALANCE, December 31, 1995.................................................   $   2,487    $ (194,579)   $ (192,092)
  Net income...............................................................      --            51,157        51,157
                                                                             -----------  ------------  ------------
BALANCE, December 31, 1996.................................................       2,487      (143,422)     (140,935)
  Net income...............................................................      --            48,101        48,101
                                                                             -----------  ------------  ------------
BALANCE, December 31, 1997.................................................       2,487       (95,321)      (92,834)
  Net income...............................................................      --            26,365        26,365
                                                                             -----------  ------------  ------------
BALANCE, March 31, 1998 (Unaudited)........................................   $   2,487    $  (68,956)   $  (66,469)
                                                                             -----------  ------------  ------------
                                                                             -----------  ------------  ------------

        The accompanying notes are an integral part of these statements.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                    DECEMBER 31,                MARCH 31,
                                                             --------------------------  ------------------------
                                                                 1996          1997         1997         1998
                                                             -------------  -----------  -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $      51,157  $    48,101   $  (2,542)   $  26,365
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................         22,791      231,982      57,983       57,999
    Loss on sale of stock..................................        108,483      --           --           --
    Effect of changes in assets and liabilities-
      Management fees receivable...........................         49,486      (71,508)    (16,130)     (44,129)
      Due from affiliates..................................         14,319      (30,654)      2,879          945
      Advances to officer..................................        (19,327)     (84,200)    (10,000)      72,000
      Prepaids and other assets............................         (2,529)      (4,326)      1,930      (10,958)
      Accounts payable and accrued expenses................         43,144      134,295      12,319       42,172
      Income taxes payable.................................         41,000     (134,000)    (14,100)     (33,800)
      Deferred tax asset...................................       --            --           --          (66,000)
      Due to affiliated company............................        305,279      151,104      26,511      (28,783)
                                                             -------------  -----------  -----------  -----------
        Net cash provided by operating activities..........        613,803      240,794      58,850       15,811
                                                             -------------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of office equipment.............................       --             (5,250)     (5,250)      --
  Purchase of intangible assets............................       (640,000)     --           --           --
  Investment in affiliate..................................     (2,954,842)         (29)     --           (1,483)
  Proceeds from sale of investment.........................      2,937,146      --           --           --
                                                             -------------  -----------  -----------  -----------
        Net cash used in investing activities..............       (657,696)      (5,279)     (5,250)      (1,483)
                                                             -------------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayment of) due to officer..............         45,000      (85,000)    (60,000)     (14,600)
  Payment of noncompete agreement..........................       --           (150,000)     --           --
                                                             -------------  -----------  -----------  -----------
        Net cash provided by (used in) financing
          activities.......................................         45,000     (235,000)    (60,000)     (14,600)
                                                             -------------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH............................          1,107          515      (6,400)        (272)
CASH, beginning of year/period.............................          7,055        8,162       8,162        8,677
                                                             -------------  -----------  -----------  -----------
CASH, end of year/period...................................  $       8,162  $     8,677   $   1,762    $   8,405
                                                             -------------  -----------  -----------  -----------
                                                             -------------  -----------  -----------  -----------

 The accompanying notes are an integral part of these consolidated statements.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1997, AND MARCH 31, 1998

1. ORGANIZATION:

    During January 1998, Chapman Capital Management Holdings, Inc. (the "Company"), a newly formed corporation, became the parent of Chapman Capital Management, Inc. ("CCM"). The Company was a wholly-owned subsidiary of Chapman Holdings, Inc. prior to a spinoff from Chapman Holdings, Inc. effective on the date of the initial public offering (IPO) of Chapman Holdings, Inc. The accompanying financial statements include the activity of the Company and CCM.

    The Company plans an initial public offering ("IPO") of common stock. The IPO will be on a best efforts basis, conditioned upon the sale of a minimum of 850,000 shares of common stock and a maximum of 1,250,000 shares of common stock. The proceeds will be used to create new investment products, expand its sales and marketing efforts, repayment of indebtedness to affiliates of the Company and for working capital to support growth and other general corporate purposes.

    The Company's operations are subject to certain risks, including the Company's strategic initiative it calls "Domestic Emerging Markets," the unproven nature of this strategy, dependence on key personnel, market conditions and its ability to maintain or increase its investment dollars managed.

    The Chapman Co., Chapman Holdings Inc.'s wholly-owned subsidiary, pays for routine operating expenses and provides certain management, data processing, accounting and administrative services to the Company, for which The Chapman Co. is reimbursed. The Chapman Co. also pays salary and benefit expenses of which the Company is allocated a portion. The Chapman Co. allocates those salary and benefit expenses to the Company based on actual salaries related to the Company. These financial statements may not necessarily be indicative of the financial results that would have existed had the Company been operated as a unaffiliated corporation.

2. SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The accompanying financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. Significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACQUISITIONS

    In December 1996, the Company started DEM-MET, a tax-exempt pooled interest trust for qualified employee benefit plans. As part of the start-up of this trust, the Company entered into a noncompete agreement for $300,000 and paid $640,000 in cost related to starting the trust. These amounts are included in intangible assets (see Note 3).

    The management fees included in the accompanying consolidated statements of operations are related to DEM-MET Trust.

INTERIM FINANCIAL STATEMENT

    The financial statements for the three months ended March 31, 1997 and 1998, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1997. These financial statements include all

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1997, AND MARCH 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods. The Company's operating results are significantly effected by the size of the portfolio it manages, and, thus, the operating results for the three months ended March 31, 1997 and 1998, are not necessarily representative of the results of operations for the year.

OFFICE EQUIPMENT

    Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 1997, and for the three months ended March 31, 1998, accumulated depreciation was $14,502 and $15,501, respectively. Depreciation expense for the years ended December 31, 1996 and 1997, and the three months ended March 31, 1997 and 1998, was $3,791, $3,982, $983 and $999, respectively.

FINANCIAL INSTRUMENTS

    The carrying amounts reported in the accompanying consolidated balance sheets for cash, receivables, and accounts payable and accrued expenses approximate fair value.

EARNINGS PER SHARE

    As of December 31, 1997, the Company adopted the Statement of Financial Accounting Standards Statement No. 128, "Earnings Per Share" (SFAS No. 128). Under SFAS No. 128, a company must disclose basic earnings per share (the principal difference being that common stock equivalents would not be considered in the compilation of basic earnings per share) and diluted earnings per share. The adoption of this pronouncement did not have a material effect on earnings per share.

    Earnings per share are based on the weighted average number of common shares outstanding during the period the calculation is made. The weighted average shares outstanding for all periods presented are 2,486,543, for both basic and diluted earnings per share.

NEW ACCOUNTING STANDARD

    During 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which becomes effective during the Company's 1998 fiscal year. Under SFAS No. 131, a company must disclose certain information about the operating segments in the financial statements of the company and information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect the adoption of this pronouncement to have a material effect on its financial statement presentation.

INCOME TAXES

    The Company was included in the consolidated Federal income tax return of The Chapman Co. on a cash basis through the date it was spun off. The Chapman Co. allocated Federal tax expense to the Company based on its portion of consolidated taxable income calculation on a stand-alone basis. After the spin off, the Company will file a separate Federal income tax return. The tax provision for the three months ended March 31, 1997 and 1998, are based of the Company's estimate of its effective tax rate for the year. The Company files a separate state income tax return.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1997, AND MARCH 31, 1998

3. INTANGIBLE ASSETS:

    Intangible assets consists of a noncompete agreement and acquisition costs. The $300,000 noncompete agreement is being amortized over 3 years, the term of the agreement. The $640,000 in acquisition costs are being amortized over 5 years. The noncompete agreement is to be paid in two equal installments in 1997 and 1998. Accumulated amortization as of December 31, 1997, and March 31, 1998, is $247,000 and $304,000, respectively. Amortization expense for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, was $19,000, $228,000, $57,000 and $57,000, respectively.

4. COMMON STOCK:

    The Company effected a 25% stock split effected as a stock dividend. As such, all share data related to the Company prior to the stock split have been restated.

5. TRANSACTIONS WITH AFFILIATES:

    The Company provides investment advisory and administrative services to The Chapman Funds, Inc. (the Funds), an affiliated group of mutual funds, under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. The agreement also provides that expense reimbursements be made to the Funds for specified expenses and to the extent that any Funds' expenses exceed specified limitations. Included in the accompanying consolidated statements of operations for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, are management fees related to The Chapman Funds totaling $203,827, $144,935, $15,285 and $38,147, respectively.

    The Company provides investment advisory and administrative services to DEM, Inc. (DEM), a registered non-diversified closed-ended management investment company, under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. Included in the accompanying consolidated statements of operations for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, is management fees related to DEM totalling $53,041, $138,614, $27,951 and $48,847, respectively. In November 1995, the Company purchased 6,667 shares for $100,005 of common stock in DEM. In 1996, the Company purchased 196,333 additional shares of DEM stock. During 1996, the stock was sold at a loss of $108,483.

    Included in management fees receivable as of December 31, 1997, and March 31, 1998, is $73,921 and $94,641, respectively, due from proprietary funds for services provided under the above-described agreement.

    Included in receivable from affiliates as of December 31, 1997, and March 31, 1998, is $25,526 and $31,876, respectively, due from Chapman Insurance Agency ("CIA") for expenses paid on their behalf.

    As of December 31, 1997, the Company has outstanding advances to the majority stockholder of The Chapman Co. of $72,000, which is recorded as due to affiliated company in the accompanying consolidated balance sheets.

    As of December 31, 1997, and the three months ended March 31, 1998, the Company owes The Chapman Co. $800,672 and $771,889, respectively, which is recorded as due to affiliated company in the accompanying consolidated balance sheets. This amount due to affiliate is reflected in a 10-year note, which accrues interest at 6.68% per annum. The note requires annual principal payments equal to 10% of the original principal amount of the note. The note is expected to be repaid from the proceeds of the proposed inital public offering.

            CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC. AND SUBSIDIARY
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1997, AND MARCH 31, 1998

5. TRANSACTIONS WITH AFFILIATES: (CONTINUED)
    In December 1995, the majority stockholder of the Company loaned the Company $100,000, payable on demand, for the purchase of DEM stock. In March 1996, the majority stockholder of the Company loaned the Company an additional $45,000, payable on demand. During fiscal year 1997, the majority stockholder of the Company collected $85,000 of this payable. As of December 31, 1997, and March 31, 1998, the net due to officer was $28,473 and $13,873, respectively.

    The Chapman Co. has entered into an agreement in which it leases furniture and equipment from Chapman Limited Partnership, an entity in which certain officers and stockholders of the Company are partners. The Chapman Co., allocates a portion of the $9,846 monthly payment to the Company based on the space used by the Company. The Chapman Co. allocated $29,538, $39,384, $9,846 and $14,769 during the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, respectively, to the Company.

6. STATEMENT OF CASH FLOWS--SUPPLEMENTAL DISCLOSURE:

    Supplemental cash flow disclosures for the years ended December 31, 1996 and 1997, for the three months ended March 31, 1998 and 1997, were as follows:

                                                                     DECEMBER 31,              MARCH 31,
                                                                ----------------------  ------------------------
                                                                   1996        1997        1997         1998
                                                                ----------  ----------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Noncompete agreement obligation...............................  $  300,000  $   --       $  --        $  --
Dividend reinvestment in affiliate............................       9,218          29      --               29
Cash paid for:
  Interest....................................................      77,806       5,000       5,000       --
  Income taxes................................................       5,000     174,000      --          114,000

7. CONCENTRATION OF CREDIT RISKS:

    Two clients accounted for 55%, 72% and 76% of the Company's advisory and administrative fees for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1997, respectively. One client accounted for 63% of the Company's advisory and administrative fees for the three months ended March 31, 1998. As of December 31, 1997, and March 31, 1998, receivables due from these clients were $114,002 and $63,450, respectively.

8. STOCK OPTION PLANS:

    In 1998, the Company established the Chapman Capital Management Holdings, Inc. Omnibus Stock Plan (the Plan) to enable the Company to grant equity compensation to the Company's directors, officers, employees and consultants. Under the Plan, 150,000 shares of common stock have been reserved for issuance upon exercise of stock options granted. The price per share of each option exercised will be determined by the Compensation Committee of the Board of Directors. No options have been issued pursuant to this Plan as of March 31, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           6
Use of Proceeds..................................          12
Dilution.........................................          13
Capitalization...................................          14
Dividend Policy..................................          15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          16
Business.........................................          19
Management.......................................          25
Principal Stockholders...........................          26
Certain Transactions.............................          27
Description of Capital Stock.....................          29
Shares Eligible for Future Sale..................          30
Plan of Distribution.............................          31
Transfer Agent, Escrow Agent and Registrar.......          32
Legal Matters....................................          32
Experts..........................................          32
Additional Information...........................          32
Index to Financial Statements....................         F-1

    UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             MINIMUM 850,000 SHARES
                            MAXIMUM 1,250,000 SHARES

                                     [LOGO]

                                CHAPMAN CAPITAL
                           MANAGEMENT HOLDINGS, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                THE CHAPMAN CO.

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               [ALTERNATE LANGUAGE FOR MARKET MAKING PROSPECTUS]


                   SUBJECT TO COMPLETION DATED: JUNE 29, 1998


PROSPECTUS

                                       CHAPMAN CAPITAL

      [LOGO]
                                  MANAGEMENT HOLDINGS, INC.

                                          COMMON STOCK

                               ------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 6 AND "DILUTION" ON PAGE 13.

    The Common Stock is quoted on the Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "CMGT."

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This Prospectus will be used by The Chapman Co. in connection with offers and sales of the shares of Common Stock of Chapman Capital Management Holdings, Inc. related to market-making transactions, at prevailing prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. The Chapman Co. may act as principal or agent in such transactions.

                            ------------------------

                                THE CHAPMAN CO.

                  The date of this Prospectus is       , 1998

               [ALTERNATE LANGUAGE FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by The Chapman Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time. The Chapman Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    For a description of certain relationships and transactions between The Chapman Co. and its affiliates and the Company, see "Management," "Certain Transactions" and "Principal Stockholders."

    The Company has been advised by The Chapman Co. that, subject to applicable laws and regulations, The Chapman Co. currently intends to make a market in the Common Stock. However, The Chapman Co. is not obligated to do so and any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Risks of Low Priced Stock."

    The Chapman Co., has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

               [ALTERNATE LANGUAGE FOR MARKET--MAKING PROSPECTUS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           6
Use of Proceeds..................................          12
Dilution.........................................          13
Capitalization...................................          14
Dividend Policy..................................          15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          16
Business.........................................          19
Management.......................................          25
Principal Stockholders...........................          26
Certain Transactions.............................          27
Description of Capital Stock.....................          29
Shares Eligible for Future Sale..................          30
Plan of Distribution.............................          31
Transfer Agent, Escrow Agent and Registrar.......          32
Legal Matters....................................          32
Experts..........................................          32
Additional Information...........................          32
Index to Financial Statements....................         F-1

                                     [LOGO]

                                CHAPMAN CAPITAL
                           MANAGEMENT HOLDINGS, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                THE CHAPMAN CO.

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Company's
Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

    MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall (a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and
(iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

    The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    The Company's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

    Pursuant to the Underwriting and the Qualified Independent Underwriter Agreements filed as Exhibits 1.1 and 1.2 to this Registration Statement, the Company has agreed to indemnify the Underwriter the QIU, and their respective directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company estimates that expenses payable by it in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

SEC registration fee..............................................  $   3,000
NASD filing fee...................................................      3,500
Nasdaq SmallCap Stock Market listing fee..........................      5,000
Printing and engraving expenses...................................     50,000
Accounting fees and expenses......................................     50,000
Legal fees and expenses (including Blue Sky)......................    167,500
Miscellaneous.....................................................     21,000
                                                                    ---------
    Total.........................................................  $ 300,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the following securities were issued by the Company without registration under the Securities Act:

    On January 8, 1998, the Company issued 1,989,235 shares of Common stock to The Chapman Co. in exchange for all of the outstanding shares of capital stock of Chapman Capital Management, Inc. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

    On April 30, 1998, the Company issued 497,308 shares of Common Stock to its stockholders of record as of April 29, 1998 as a stock dividend. This transaction was exempt from registration under the Securities Act because it did not involve the sale of a security.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed as part of this Registration Statement:

      1.1  Form of Underwriting Agreement between the Company and The Chapman Co. (2)

      1.2  Form of Qualified Independent Underwriter Agreement between the Company and Ferris,
           Baker Watts, Incorporated (2)

      1.3  Form of Escrow Agreement between the Company and UMB Bank, N.A (2).

      3.1  Articles of Incorporation (1)

      3.2  Bylaws (1)

        4  Form of Common Stock Certificate (2)

        5  Opinion of Venable, Baetjer and Howard, LLP (2)

     10.1  Advisory and Administrative Services Agreement between Chapman Capital Management,
           Inc. and DEM Equity Fund dated October 28, 1997 (1)

     10.2  Advisory and Administrative Services Agreement between Chapman Capital Management,
           Inc. and The Chapman Funds, Inc. dated April 30, 1997 (1)

     10.3  Advisory and Administrative Services Agreement between Chapman Capital Management,
           Inc. and DEM, Inc. dated November 30, 1995 (1)

     10.4  Chapman Capital Management Holdings, Inc. 1998 Omnibus Stock Plan (1)

     10.5  Advisory Agreement for Separate Account dated June 1, 1995 (2)

     10.6  Agreement & Declaration of Trust between Chapman Capital Management, Inc. and Bankers
           Trust Company dated November 1, 1996 (1)

     10.7  Agreement between Bankers Trust Company and Chapman Capital Management, Inc. dated
           November 1, 1996 (1)

     10.8  Agreement between Bankers Trust Company and Chapman Capital Management, Inc. dated
           November 1, 1996, Tremont Partners, Inc. and Stamberg Prestia, Ltd. (1)

     10.9  Agreement between the Company and Chapman Holdings, Inc. as to Allocation of Shared
           Expenses dated as of June 19, 1998 (2)

    10.10  Service Mark License Agreement between the Company, Chapman Capital Managemnt, Inc.
           and Nathan A. Chapman, Jr. dated as of June 9, 1998 (2)

    10.11  Lock-up Agreement between the Company and Nathan A. Chapman, Jr. dated December 28,
           1997 (2)

       21  Subsidiaries of Company (1)

     23.1  Consent of Arthur Andersen LLP (3)

     23.2  Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5)

     24.1  Power of Attorney (1)

     24.2  Power of Attorney (2)

       27  Financial Data Schedule (1)


------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-51883) as filed with the Securities and Exchange Commission on May 5, 1998.


(2) Incorporated by reference to pre-effective amendment no. 2 to the Company's Registration Statement on Form SB-2 (File No. 333-51883) as filed with the Securities and Exchange Commission on June 22, 1998..



(3) Filed herewith.

ITEM 28. UNDERTAKINGS.

    (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned Company hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on June 26, 1998.



                                CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.

                                By:          /s/ NATHAN A. CHAPMAN, JR.
                                     -----------------------------------------
                                              Nathan A. Chapman, Jr..
                                                     PRESIDENT


    Pursuant to the requirements of the Act, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURES                                          TITLE                             DATE
---------------------------------------------  -------------------------------------------------  ---------------

/s/ Nathan A. Chapman, Jr.                     President, Chairman of the Board and Director
Nathan A. Chapman, Jr.                          (Principal Executive Officer)                       June 26, 1998

/s/ M. LYNN BALLARD                            Treasurer and Controller (Principal Financial
 ---------------------------------              Officer and Principal Accounting Officer)
 M. Lynn Ballard                                                                                    June 26, 1998

The Entire Board of Directors

Nathan A. Chapman, Jr.
 Earl U. Bravo, Sr.
 Theron Stokes
 Robert L. Wallace



By:           /s/ NATHAN A. CHAPMAN, JR.
           --------------------------------
                Nathan A. Chapman, Jr.        June 26, 1998
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                            DESCRIPTION                                           PAGE NO.
-------------  -------------------------------------------------------------------------------------------  -----------
      23.1     Consent of Arthur Andersen LLP.............................................................